Execution Copy

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NEP RENEWABLES, LLC
A Delaware Limited Liability Company

December 21, 2018

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

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ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

5.01	Monthly Cash Distributions	31
5.02	Distributions on Dissolution and Winding-Up	32
5.03	Allocations	33
5.04	Varying Interests	35
5.05	Amounts Withheld	35

ARTICLE 6
MANAGEMENT

6.01	Generally	36
6.02	Standard of Care	36
6.03	Major Decisions	38
6.04	Affiliate Transactions	40
6.05	Officers	41
6.06	Business Opportunities	41
6.07	Insurance Coverage	42
6.08	Exculpation and Indemnification	43

ARTICLE 7
TRANSFERS AND TRANSFER RESTRICTIONS

7.01	General Restrictions on Transfers	44
7.02	Call Option	47
7.03	Change of Control of NEP	52
7.04	Change of Control of a Class B Member	54
7.05	Non-Voting NEP Common Units	57
7.06	Certain Assistance	58
7.07	Governmental Authorization	59

ARTICLE 8
TAXES

8.01	Tax Returns	60
8.02	Certain Tax Matters	61
8.03	Tax Matters Member	62

ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01	Maintenance of Books	64
9.02	Determination of Internal Rate of Return	64
9.03	Reports	65
9.04	Information Updates	66
9.05	Bank Accounts	66
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ARTICLE 10
WITHDRAWAL

10.01	No Right of Voluntary Withdrawal	67
10.02	Deemed Withdrawal	67
10.03	Effect of Withdrawal	67

ARTICLE 11
DISPUTE RESOLUTION

11.01	Disputes	68
11.02	Negotiation to Resolve Disputes	68
11.03	Courts	68
11.04	Specific Performance	69

ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.01	Dissolution	69
12.02	Winding-Up and Termination	69
12.03	Deficit Capital Accounts	72
12.04	Certificate of Cancellation	72

ARTICLE 13
GENERAL PROVISIONS

13.01	Notices	72
13.02	Entire Agreement; Superseding Effect	72
13.03	Effect of Waiver of Consent	72
13.04	Amendment or Restatement	73
13.05	Binding Effect	73
13.06	Governing Law; Severability	73
13.07	Further Assurances	73
13.08	Waiver of Certain Rights	74
13.09	Counterparts	74
13.10	Expenses	74

EXHIBITS

A - Members
B - Financial Model for Internal Rate of Return

SCHEDULES

1 - Excluded Parties
2 - Project Financings

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NEP RENEWABLES, LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of NEP Renewables, LLC, a Delaware limited liability company (the “Company”), dated as of December 21, 2018 (the “Effective Date”), is adopted, executed, and agreed to by Western Renewables Partners LLC, a Delaware limited liability company (“GEPIF”), NEP Renewables Holdings, LLC, a Delaware limited liability company (“NEP Member”), each Person that may be admitted as a Member pursuant to the terms of this Agreement, and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of its obligations pursuant to Section 7.02 , Section 7.03, Section 7.04, and Section 7.05.
RECITALS
The Company was formed by filing a Certificate of Formation of the Company (the “Delaware Certificate”) with the Office of the Secretary of State of Delaware and, prior to the Effective Date, and Sellco, as the sole initial member of the Company, entered into that certain Limited Liability Company Agreement of the Company, effective as of August 15, 2018 (the “Initial LLC Agreement”), governing the affairs of the Company and the conduct of its business.
Upon consummation of the transactions contemplated by the Asset Purchase Agreement, including the assignment to NEP Member of the rights under such Asset Purchase Agreement held by NextEra Energy Partners Acquisitions, LLC, NEP Member became the sole member of the Company.
Pursuant to that certain Membership Interest Purchase Agreement dated as of August 31, 2018 (the “Purchase Agreement”), among GEPIF, NEP Member, NEP and the Company, (i) at the closing of the Asset Purchase Agreement, NEP Member has agreed to purchase, and the Company has agreed to issue to NEP Member, all of the outstanding limited liability company interests of the Company, and (ii) at the closing of the Purchase Agreement, (A) all of the issued and outstanding limited liability company interests of the Company shall be cancelled and, in exchange therefor, the Company has agreed to issue and sell to NEP Member the Class A Units and Class B Units and (B) immediately thereafter, GEPIF has agreed to purchase, and NEP Member has agreed to sell to GEPIF, the Class B Units.
Upon its acquisition of Class B Units, as of the Effective Date, GEPIF will be admitted as a member of the Company.
In connection with the admission of GEPIF as a member of the Company, NEP Member wishes to amend and restate the Initial LLC Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GEPIF and NEP Member agree as follows:

ARTICLE 1
DEFINITIONS
1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

Act means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.

Affiliate means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of this Agreement, the Company shall not be an Affiliate of any Member, nor shall any Member be deemed to be an Affiliate of any other Member solely by virtue of their respective ownership interests in or Control of the Company or any of its subsidiaries.

Affiliate Transaction means, any contract, agreement, or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing contract, agreement, or transaction) between the Company or a subsidiary of the Company, on the one hand, and NEP Member, an Affiliate of NEP Member (other than the Company or any subsidiary of the Company), or their respective employees or officers, on the other hand, including, for the avoidance of doubt, the Asset Purchase Agreement and each project operating agreement.

Affiliated Fund means, with respect to any specified Person, any Fund that is an Affiliate of such Person or that is advised by the same investment advisor as such Person or by an Affiliate of such investment advisor or such Person, including, in the case of GEPIF, GEPIF Fund, Global Energy and Power Infrastructure Fund III, L.P. and similar subsequent Funds.

Agreement has the meaning assigned that term in the preamble.

Alternative Method has the meaning assigned that term in Section 8.03(e).

APA Payments has the meaning assigned that term in Section 6.04.

Asset Purchase Agreement means that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and between NextEra Energy Partners Acquisitions, LLC and NEP US Sellco, LLC, as heretofore amended from time to time, and as amended by that certain Amendment to the Amended and Restated Purchase and Sale Agreement (2018 Projects), dated as of August 31, 2018.

Assignee means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 7.01(b). The Assignee of a dissolved Member is the shareholder, partner, member, or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

Attribution Parties has the meaning assigned that term in Section 7.05(a).

Available Cash means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:

(a)the sum of all cash and cash equivalents of the Company and its subsidiaries on hand at the end of such month, including all Sale Proceeds, less

(b)the amount of any cash reserves that is necessary or appropriate in the reasonable discretion and good faith of the Managing Member (i) to provide for the proper conduct of the business of the Company and its subsidiaries (including reserves for future maintenance and capital expenditures and for anticipated expenses, liabilities, and future credit needs of the Company and its subsidiaries) subsequent to such month, (ii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding loans made to the Company or any of its subsidiaries pursuant to Section 4.05, (iii) to comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject, and (iv) as may be permitted to be held by subsidiaries of the Company pursuant to and in accordance with the Project Financings.

Notwithstanding the foregoing, “Available Cash” (y) shall not include (1) any cash or cash equivalents from Capital Contributions made by Members or equity issuances by any subsidiaries of the Company, (2) any cash or cash equivalents held by the Company’s subsidiaries to the extent that contractual restrictions prohibit the distribution of such cash or cash equivalents to the Company, (3) any cash or cash equivalents from borrowing, refinancings, or refundings of Indebtedness, (4) any Post-Closing Working Capital Adjustment Payment (as that term is defined and used in the Asset Purchase Agreement), whether received by NEP Member, the Company, or otherwise, or (5) prior to the Flip Date, any Build-Out Payment and any Excess Insurance Proceeds; and (z) with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month shall be deemed to equal zero.

Bankruptcy or Bankrupt means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

Blocker means the Person that directly owns, beneficially and of record, all of the issued and outstanding equity interests of GEPIF.

Blocker Interests has the meaning assigned that term in Section 7.02(h).

Blocker Parent means the Person that directly owns, beneficially and of record, all of the issued and outstanding equity interests of Blocker.

Book Value means, with respect to any Company asset, the adjusted tax basis of such asset for United States federal income tax purposes, except as follows:

(a)The initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset;

(b)The Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; (iv) the beginning of the Post-Flip Stub Period; and (v) at any other time at which revaluations of property are permitted to be made under Treasury Regulation Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (v) of this clause (b) shall be made only if the Managing Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c)The Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Code Section 7701(g) into account);

(d)The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Regulations Section 1.704 1(b)(2)(iv)(m) and clause (c) of the definition of Net Profit and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)Whenever the fair market value of a Company asset is required to be determined pursuant to this definition, the Managing Member shall determine such fair market value in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such asset equals the value of such asset reflected in the most recent financial statements prepared in accordance with GAAP shall be deemed reasonable).

Build-Out Agreement means that certain Build-Out Agreement, to be dated as of the date of the closing of the Asset Purchase Agreement, by and between NextEra Energy Resources, LLC and the Company (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).
Build-Out Payment has the meaning assigned that term in the Build-Out Agreement.

Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.

Call Option has the meaning assigned that term in Section 7.02(a).

Call Option Closing has the meaning assigned that term in Section 7.02(b).

Call Option Closing Date has the meaning assigned that term in Section 7.02(b).

Call Option Extension Purchase Price has the meaning assigned that term in Section 7.02(e).
Call Option Notice has the meaning assigned that term in Section 7.02(b).

Call Option Period has the meaning assigned that term in Section 7.02(a).

Call Option Period Extension has the meaning assigned that term in Section 7.02(e).

Call Option Purchase Price has the meaning assigned that term in Section 7.02(a).

Capital Account means the account maintained by the Company for each Member in accordance with Section 4.08.

Capital Call has the meaning assigned that term in Section 4.04(a).

Capital Contribution means, with respect to any Member, the amount of money and the Book Value of any property (other than money) (reduced by the amount of any liabilities that are secured by such property) contributed, or deemed to be contributed, to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest and for the avoidance of doubt, as of immediately following the closing of the transactions contemplated by the Purchase Agreement, the Capital Contribution of the Class B Member shall be $750,000,000.
Cash Flows has the meaning assigned that term in Section 9.02(b)(ii).

Change of Control means:

(a)with respect to NEP Member, any of the following events:

(i)the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of NEP, the General Partner or the general partner interest of the General Partner of NEP (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group that is not an Affiliate of NextEra Energy, Inc. as of the Purchase Agreement Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors of NEP or the General Partner, respectively;

(ii)any Disposition, in one or a series of related transactions, of the equity interests of the OpCo General Partner or the general partner interest held by the OpCo General Partner, the result of which is that (A) NEP ceases to own directly or indirectly more than fifty percent (50%) of the voting equity of the OpCo General Partner or (B) the OpCo General Partner ceases to hold the general partner interest in the Operating Partnership;

(iii)any Disposition, in one or a series of related transactions, the result of which is that NextEra Energy, Inc. ceases to own directly or indirectly more than thirty-three percent (33%) of the voting equity of NEP (including the Special Voting Units, as that term is used in the partnership agreement of NEP); provided, however, that the foregoing shall not be deemed to constitute a Change of Control for so long as NextEra Energy, Inc. continues to own, directly or indirectly, fifty percent (50%) or more of the voting equity of the General Partner or the general partner interest of the General Partner in NEP;

(iv)any Disposition, in one or a series of related transactions, of all or substantially all of the assets of NEP and its subsidiaries, taken as a whole;

(v)the NEP Common Units are no longer listed or admitted to trading on a National Securities Exchange;

(vi)any Disposition, in one or a series of related transactions, the result of which is that the Operating Partnership ceases to own, directly or indirectly, all of the equity interests of NEP Member;

(vii)any foreclosure by any pledgee under a Class A Permitted Loan Financing (or any other financing or agreement of Indebtedness) of any Class A Units;

(viii)any transaction pursuant to which NextEra Energy, Inc. or any of its Affiliates would acquire (A) all of the issued and outstanding NEP Common Units or (B) all or substantially all of the assets of NEP and its subsidiaries, in each case, by way of merger, consolidation or otherwise; or

(ix)the removal of the General Partner as general partner of NEP by the limited partners of NEP, unless the successor General Partner is an Affiliate of NextEra Energy, Inc.

(b)    with respect to any Class B Member, any of the following:

(i)    a transaction or series of transactions which results in Global Energy & Power Infrastructure II Advisors, L.L.C. no longer being an Affiliate of BlackRock, Inc. at a time when Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its Affiliates Controls such Class B Member;

(ii)    any Disposition, in one or a series of related transactions, prior to the expiration of the Call Option Period (or the Call Option Period Extension, if applicable) of more than fifty percent (50%) of the interests in such Class B Member held by the manager, managing member, or general partner of such Class B Member;

(iii)    any Disposition, in one or a series of related transactions, prior to the expiration of the Call Option Period (or the Call Option Period Extension, if applicable) of all or substantially all of the assets of such Class B Member;

(iv)    any Disposition to a single purchaser or single group of related purchasers, in one or a series of related transactions, of all or substantially all of the Series A Preferred Units (as that term is defined in the NEP Limited Partnership Agreement) and Class B Units owned by Affiliates of Global Energy & Power Infrastructure II Advisors, L.L.C.; provided that, following such time as Affiliates of Global Energy & Power Infrastructure II Advisors, L.L.C. cease to own any Series A Preferred Units (as that term is defined in the NEP Limited Partnership Agreement), this clause (iv) shall be disregarded and be deemed deleted from this Agreement; or

(v)    any foreclosure by any pledgee under a Class B Permitted Loan Financing (or any other financing or agreement of indebtedness) of any Class B Units.

For the avoidance of doubt, a change of control of, or Disposition of any interests in, BlackRock, Inc. shall not constitute a “Change of Control” of any Class B Member.
Change of Control Closing has the meaning assigned that term in Section 7.03(b).

Change of Control Closing Date has the meaning assigned that term in Section 7.03(b).

Change of Control Notice has the meaning assigned that term in Section 7.03(b).

Change of Control Purchase Price has the meaning assigned that term in Section 7.03(a).

Claim means any and all judgments, claims, actions, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, arbitrations, inquiries, notices of violation, litigations, citations, summons or subpoenas of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.

Class A Member means a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, NEP Member is the initial Class A Member.

Class A Permitted Loan Financing means any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.

Class A Units has the meaning assigned that term in Section 4.01.

Class B COC Closing has the meaning assigned that term in Section 7.04(b).

Class B COC Closing Date has the meaning assigned that term in Section 7.04(b).

Class B COC Notice has the meaning assigned that term in Section 7.04(b).

Class B COC Option has the meaning assigned that term in Section 7.04(a).

Class B COC Purchase Price has the meaning assigned that term in Section 7.04(a).

Class B Member means a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, GEPIF is the sole Class B Member.

Class B Permitted Loan Financing means (a) prior to expiration of the Call Option Period (or the Call Option Period Extension, if applicable), any credit facility, solely to the extent the lenders permitted thereunder prior to an acceleration of any such credit facility are banks, trust companies, or other financial institutions regulated as commercial banks or a Class B Member or any of their respective Affiliates; and (b) after expiration of the Call Option Period (or the Call Option Period Extension, if applicable), any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.

Class B Units has the meaning assigned that term in Section 4.01.

COC Member has the meaning assigned that term in Section 7.04(a).

Code means the Internal Revenue Code of 1986, as amended.

Commission means the United States Securities and Exchange Commission.

Company has the meaning assigned that term in the preamble.

Company Level Taxes has the meaning assigned that term in Section 8.03(f).

Confidential Information means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including this Agreement, financial statements, tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a)is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;

(b)is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;

(c)as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; or

(d)has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.

Control, Controls, or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following:

(a)(i) in the case of a corporation, fifty percent (50%) or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, fifty percent (50%) or more of the beneficial interest therein; (iv) in the case of a limited partnership (A) the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions), (B) where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding voting securities of such corporate general partner, (C) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and (D) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or

(b)in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.

Covered Audit Adjustment has the meaning assigned that term in Section 8.03(e).

Covered Persons has the meaning assigned that term in Section 6.08(a).

Credit Agreement has the meaning assigned to that term in the Purchase Agreement.

Credit Agreement Payment in Full means, with respect to the Credit Agreement, Payment in Full, as defined in the Credit Agreement in effect on the date hereof in respect of such Class B Permitted Loan Financing.

Delaware Certificate has the meaning assigned that term in the recitals.

Delaware Courts has the meaning assigned that term in Section 11.03.

Dispose, Disposing, or Disposition means, with respect to any asset (including a Membership Interest or any portion thereof or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance itself.

Disposing Member means any Member that proposes to consummate a Disposition of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).
Dispute has the meaning assigned that term in Section 11.01.

Disputing Member has the meaning assigned that term in Section 11.01.

Dissolution Event has the meaning assigned that term in Section 12.01.

Economic Risk of Loss has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).
Effective Date has the meaning assigned that term in the preamble.

Effective Date Capital Contribution has the meaning assigned that term in Section 4.03.
Election Out has the meaning assigned that term in Section 8.03(d).

Emergency means (a) a sudden, unexpected event that requires prompt action by the Company to avoid, prevent, or mitigate (i) imminent harm to Persons or property, including injury, illness, or death of any individual or damage to the properties or assets of the Company or its subsidiaries, any other Person, natural resources (including wildlife), or the environment; (ii) any damage or disrepair to any property or assets of the Company or its subsidiaries (including repairs or replacements thereof); or (iii) any material violation of applicable Law; or (b) an action required to prevent an imminent material default by the Company or any of its subsidiaries, or to cure a material default, on any material contract (other than a default under an Affiliate Transaction, but only to the extent relating to obligations other than the payment of management or operating fees or other fees or expenses payable pursuant to the written agreements relating to such Affiliate Transaction that are set forth on Schedule F of the Purchase Agreement or that are approved by the Class B Members after the Effective Date in accordance with Section 6.03(b)(iii)) to which the Company or any of its subsidiaries is a party.

Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.

Excess Insurance Proceeds means the excess of any proceeds from insurance received by the Company or any of its subsidiaries over the costs and expenses incurred by the Company and its subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Party means (a) the Persons listed on Schedule 1 hereto, and (b) any Person (i) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list (“SDN List”) published by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any replacement website or other replacement official publication of such list, or is otherwise the subject of any Sanctions, or (ii) in which any Person on the SDN List has fifty percent (50%) or greater ownership interest or that is otherwise Controlled by an SDN.

FERC means the Federal Energy Regulatory Commission or any successor Governmental Authority.

Fiscal Year means any twelve (12) month period commencing on January 1 and ending on December 31.
Flip Date means December 21, 2021.
Fund means a private equity, infrastructure or other investment fund entity.

GAAP means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

General Partner means NextEra Energy Partners, GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to NEP as the general partner thereof, in their capacity as general partner of NEP.

GEPIF has the meaning assigned that term in the preamble.

GEPIF Fund means Global Energy and Power Infrastructure Fund II, L.P., a Cayman Islands exempted limited partnership.

Governmental Authority (or Governmental) means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.

Governmental Authorization means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC, and the expiration of any waiting period required under the HSR Act.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
including means including, without limitation.

Indebtedness means any amount payable by the Company or any of its subsidiaries as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including the Project Financings and the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition that is (i) guaranteed by the Company or its subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by, the Company or its subsidiaries, whether or not the indebtedness secured thereby has been assumed by the Company or its subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of the Company or any of its Subsidiaries securing such Indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), (d) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.

Initial LLC Agreement has the meaning assigned that term in the recitals.

Internal Rate of Return means the annual effective pre-tax discounted rate computed by taking into account the Cash Flows and calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).

IRR Report means the financial model for the transaction attached as Exhibit B to this Agreement as agreed and accepted by the Members and updated in accordance with Section 9.02 to reflect actual results of the Company.

Law means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.

LIBOR has the meaning assigned that term in the Credit Agreement (as that term is defined in the Purchase Agreement).
Major Decisions has the meaning assigned that term in Section 6.03.
Managing Member means NEP Member or any other Person hereafter appointed as a successor Managing Member of the Company as provided in Section 6.01, each in its capacity as such.
Margin Loan Agreement means that certain Margin Loan Agreement, dated as of August 31, 2018, among WRP Investco L.P., a Delaware limited partnership, as Borrower, WRP Investco GP LLC, a Delaware limited liability company as Borrower’s general partner, Citibank, N.A., as administrative agent and as calculation agent, and the lenders party thereto and the other lending institutions that may become a party thereto from time to time, as amended, restated or otherwise modified from time to time in accordance with the terms thereof.

Maximum Amount means, as of any date of determination, the principal amount of the loans borrowed under the Credit Agreement on the Effective Date plus additional amounts owed thereunder as of such date pursuant to the terms of the Credit Agreement as in effect on the date hereof minus any repayments of principal of under the Credit Agreement through such date; provided, however, that the Maximum Amount on any date of determination shall not exceed five hundred fifty million dollars ($550,000,000.00).

Maximum Requested Cash Portion has the meaning assigned that term in Section 7.02(d).
Member means any Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a New Member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
Member Nonrecourse Deductions has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

Membership Interest means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s share, as a holder of Class A Units or Class B Units, of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.

Minimum Gain has the meaning assigned to that term in Treasury Regulation Section 1.704 2(d).
National Securities Exchange means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

NEP has the meaning assigned that term in the preamble.

NEP Change of Control Option has the meaning assigned that term in Section 7.02(a).

NEP Common Unit means an interest of a limited partner in NEP having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the NEP Limited Partnership Agreement.

NEP Limited Partnership Agreement means that certain Second Amended And Restated Agreement of Limited Partnership of NEP, dated as of August 4, 2017, by and among NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.

NEP Member has the meaning assigned that term in the preamble.

Net Profits and Net Loss means, for each Fiscal Year or other period, including the Pre-Flip Stub Period and the Post-Flip Stub Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)    any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section

1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

(c)    income, gain, or loss resulting from any disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(e) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(f) notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.03(b) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.03(b) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”

New Member means a Person, other than GEPIF or NEP Member, admitted after the Effective Date pursuant to the terms and conditions herein.

Nonrecourse Deductions has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
Non-Voting NEP Common Units means non-voting common units of NEP that have the same economic rights as the NEP Common Units but no voting rights on any matter whatsoever and shall not be listed on any National Securities Exchange.

OpCo General Partner means NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Operating Partnership as the general partner thereof, in their capacity as general partner of the Operating Partnership.

Operating Partnership means NextEra Energy Operating Partners, LP, a Delaware limited partnership.
Option A has the meaning assigned that term in Section 8.03(f).

Option B has the meaning assigned that term in Section 8.03(f).

Parent means, with respect to any Member, a Person that Controls such Member, including, (a) with respect to NEP Member, the Operating Partnership or any of its successors, (b) with respect to GEPIF as of the Effective Date, Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its successors and BlackRock, Inc. or any of its successors.

Partnership Representative has the meaning assigned that term in Section 8.03(a).

Percentage Interest means, as of any date and with respect to any Member, the percentage of available proceeds distributable to such Member upon the dissolution and winding-up of the Company as of such date, as determined pursuant to Section 5.02.

Person has the meaning assigned that term in Section 18‑101(12) of the Act and also includes a Governmental Authority and any other entity (including any foreign trust or foreign business organization), and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so provides.

Project Entity has the meaning assigned that term in Section 8.02(c).

Project Financing Parties means, with respect to each Project Financing, the parties to such Project Financing.

Project Financings means the credit facilities and other debt and equity financing arrangements of the subsidiaries of the Company, as listed on Schedule 2 hereto, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time in accordance with Section 6.03.

Post-Flip Stub Period means the period beginning on the day following the Flip Date and ending on December 31, 2021.

Pre-Flip Stub Period means the period beginning on January 1, 2021, and ending on the Flip Date.

Purchase Agreement has the meaning assigned that term in the recitals.

Purchase Agreement Date means August 31, 2018.

Quarter means, unless the context requires otherwise, a fiscal quarter of the Company.
Registration Rights Agreement means that certain Registration Rights Agreement, dated as of the date of this Agreement, by and among the Company, NEP, and GEPIF.

Regulatory Allocations has the meaning assigned to that term in Section 5.03(b)(viii).

Related Party means any Person who is considered for federal income tax purposes to be purchasing electricity generated by a Project Entity and who is related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or any successor provision, but excluding any Person that so purchases electricity generated by a Project Entity to the extent such Person resells the electricity to another Person who is not related to the Company or a Member within the meaning of Section 45(e)(4) of the Code; provided, however, that, for the avoidance of doubt, (i) a Related Party shall not include any Person (or Person related to such Person) whose sole purchases of electricity generated by any Project Entity are retail purchases from a Person other than the Company or a Member or a Person related to the Company or a Member and (ii) if a Person who otherwise would be considered a Related Party sells electricity generated by a Project Entity to a different Related Party, the seller Person shall not be considered a Related Party to the extent that the purchaser Related Party resells such electricity to another party not related to the Company or a Member. This definition is intended to comply with Section 4 of Notice 2008-60, I.R.B. 2008-30 (June 25, 2008) and shall be interpreted consistently with that notice.

Required Governmental Authorizations means those Governmental Authorizations required under Law to be obtained in connection with the exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, each in accordance with the terms hereof.

Sale Proceeds means the net proceeds, after payment of all of the Company’s related costs and expenses, received by the Company as the result of (a) a sale of the Company pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (i) all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis) or (ii) all of the outstanding equity securities of the Company, whether by merger, consolidation, recapitalization, reorganization, purchase of securities, or otherwise, or (b) a Disposition of any material assets of the Company or its subsidiaries.

Sanctions means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the Treasury of the United Kingdom, or other relevant sanctions authority.

SDN has the meaning assigned that term in the definition of the term “Excluded Party.”
SDN List has the meaning assigned that term in the definition of the term “Excluded Party.”
Securities Act means the Securities Act of 1933, as amended.

Sellco means NEP US Sellco, LLC, a Delaware limited liability company.

Term has the meaning assigned that term in Section 2.06.

Trading Day means a day on which the principal National Securities Exchange on which the NEP Common Units are listed or admitted to trading is open for the transaction of business or, if such NEP Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York, New York generally are open.

Transfer Agent means such bank, trust company, or other Person as may be appointed pursuant to the NEP Limited Partnership Agreement to act as registrar and transfer agent for any class of partnership interests of NEP.

Treasury Regulations means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.

Unreturned Contribution Percentage means, as of any date, with respect to any Member, a fraction, the numerator of which is the aggregate amount of Capital Contributions made by such Member on or prior to such date less the aggregate amount of all distributions paid to such Member pursuant to Section 5.01 prior to such date and, in the case of a liquidation of the Company, Section 5.02(a), and the denominator of which is the aggregate amount of Capital Contributions made by all Members on or prior to such date less the aggregate amount of distributions paid to all such Members pursuant to Section 5.01 prior to such date and, in the case of a liquidation of the Company, Section 5.02(a).

VWAP per NEP Common Unit on any Trading Day means the per NEP Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one NEP Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the NEP Common Units are listed); provided, however, that if the VWAP cannot be calculated for the NEP Common Units on a particular date on any of the foregoing bases, the VWAP of the NEP Common Units on such date shall be the fair market value as determined in good faith by the board of directors of NEP in a commercially reasonable manner.

Withdraw, Withdrawing, or Withdrawal means the withdrawal, resignation, or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

Withdrawn Member means a Member that is deemed to have Withdrawn pursuant to Section 3.06(a).

1.02    Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.

ARTICLE 2
ORGANIZATION

2.01    Formation. The Company has been formed as a Delaware limited liability company by the filing of the Delaware Certificate as of August 15, 2018, and by Sellco’s entrance into the Initial LLC Agreement.

2.02    Name. The name of the Company is NEP Renewables, LLC and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select.

2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.

2.04    Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, manage, and operate, directly or indirectly through subsidiaries, the assets and liabilities held by the Company as contemplated by the Asset Purchase Agreement and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related or incidental to or necessary or appropriate for the accomplishment of the foregoing purposes.

2.05    No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided in Article 8 with respect to U.S. federal income tax treatment (and other tax treatment therewith), the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.

2.06    Term. The period of existence of the Company (the “Term”) commenced on August 15, 2018, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.

2.07    Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.

2.08    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.

ARTICLE 3
MEMBERS

3.01    Schedule of Members. The name and address of each Member, the amount of each Member’s Capital Contributions, the number and class of Membership Interest held by each Member, and each Member’s Percentage Interest are set forth on the schedule of Members attached hereto as Exhibit A. As of the Effective Date, GEPIF and NEP Member are the Members of the Company. The Managing Member shall cause the schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any new Member, the withdrawal or substitution of any Member, the Disposition of Membership Interests, or the receipt by the Company of notice of any change of address of a Member, each in accordance with, and after compliance with, the terms of this

Agreement. No amendment or revision to the schedule of Members shall be deemed an amendment to this Agreement. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.

3.02    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:

(a)    that such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, that such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and that such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;

(b)    that such Member has duly executed and delivered this Agreement, the Registration Rights Agreement, and the other documents that this Agreement contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(c)    that such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the organizational and governing documents of such Member, (B) any contract or agreement to which such Member is a party or by which it or its assets are bound, or (C) any Law, order, judgment, decree, writ, injunction, or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.

3.03    Voting Rights of Members. Other than with respect to the Managing Member, in its capacity as such, and except as provided in Section 3.06, Section 4.04(b), Section 6.01, Section 6.03, Section 6.04, Section 8.03(a), Section 12.01(a), and Section 13.04, no vote, consent, or approval by the Members will be required for any matter or matters relating to the Company and its business or affairs or otherwise arising under this Agreement. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of a majority the issued and outstanding Class A units, and if at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require the approval of a majority of the issued and outstanding Class B Units.

3.04    No Management Rights. Except as otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.

3.05    Limitation on Liability of Members.

(a)    To the fullest extent permitted under the Act and any other Law, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. In no event will any Member, including any Class A Member in its capacity as the Managing Member or any of its, the Company’s, or any of their respective subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, agents, or employees be liable under this Agreement to the Company or any other Member for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable, except if in any such case such damages relate to, arise out of or in any way relate to any breach of this Agreement and are in the form of diminution in value (it being understood that any change in the market price of the NEP Common Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any third party Claims.

(b)    No Member will be required to restore a deficit balance in its Capital Account. No Member will be required to make any additional contributions beyond its Effective Date Capital Contributions that have been made as of the Effective Date. To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.

3.06    Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.

3.07    Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company and its subsidiaries, subject to Section 18-305(c) of the Act; provided, however, that this Section 3.07 shall not obligate the Company or the Managing Member to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except as otherwise provided in Article 9. Each Member shall also have the right, upon reasonable advance notice, and at all reasonable times during usual business hours, and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its subsidiaries, to inspect the properties of the Company and its subsidiaries and the books of account and other records and reports of the Company and its subsidiaries. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney, or other consultant so designated. The Member making the request shall bear the reasonable and documented out-of-pocket costs and expenses incurred in any inspection made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys, and consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.

3.08    Confidential Information. (a) Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only in connection with Company matters (including the Company’s conduct of its business in accordance with Section 2.04) or the internal affairs of such Member.

(b)    Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, a Member may make the following disclosures and uses of Confidential Information:

(i)disclosures to another Member in connection with the conduct of the business and affairs of the Company and its subsidiaries;

(ii)disclosures and uses that are approved by the Managing Member;

(iii)disclosures to Governmental Authorities that may be required from time to time to obtain the Required Governmental Authorizations;

(iv)disclosures in connection with any financing for the Company or any of its subsidiaries, as approved pursuant to Section 6.03;

(v)disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, employees, agents, and advisors of such Affiliate, if such Affiliate is subject to a confidentiality obligation with the disclosing Member obligating such Affiliate to keep such Confidential Information confidential or if such Affiliate has agreed in writing to abide by the terms of this Section 3.08;

(vi)disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or any of its subsidiaries to provide services to or for the Company or any of its subsidiaries and is subject to a customary confidentiality obligation with the Company obligating such Person to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company as this Section 3.08;

(vii)disclosures to (A) a bona-fide potential direct or indirect purchaser of such Member’s Membership Interest, (B) any financing source or potential financing source to such Member or the Affiliates of such Member or (C) any advisors, consultants, accountants, attorneys, financing sources or potential financing sources, or other representatives of any bona-fide potential direct or indirect purchaser of such Member’s Membership Interest or any representatives of the foregoing, in each case, if such potential purchaser, financing source, or potential financing source or representative is subject to a confidentiality agreement with the disclosing Member obligating the potential purchaser or financing source or potential financing source or representative to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08; provided that the Class B Members shall not make any disclosure of any power purchase agreements or tax equity documentation, to such potential purchaser (or its financing sources or potential financing sources) unless and until such potential purchaser has been advanced (in the sole discretion of the Class B Member) beyond the initial stage of any sales process in connection with the potential Disposition of such Class B Member’s Membership Interest; provided, further, that the Class B Members shall not make any such disclosure to an Excluded Party without the prior written consent of NEP Member;

(viii)disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;

(ix)disclosures to any Fund that owns, directly or indirectly, or otherwise Controls the disclosing Member, or to any Affiliated Fund, or to any existing or potential investor in such Fund or Affiliated Fund, solely if and to the extent such disclosure is made for the purpose of reasonable reporting to such Fund or Affiliated Fund or such existing or potential investor; provided that (A) such Fund or Affiliated Fund, as applicable, is subject to a confidentiality obligation with the disclosing Member obligating such Fund or Affiliated Fund to keep such Confidential Information confidential on terms no less favorable to the Company than those terms set forth in this Section 3.08 and (B) such existing or potential investor in such Fund or Affiliated Fund is subject to a customary confidentiality obligation with the disclosing Member obligating such existing or potential investor to keep such Confidential Information confidential; provided, further, that disclosures to existing and potential investors in any such Fund or Affiliated Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its subsidiaries; and

(x)disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:

(A)provide the Company and the Managing Member with prompt written notice (email being sufficient) of such requirements so that the Company or one or more of the Members may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(vii);

(B)consult with the Company and the Managing Member on the advisability of taking steps to resist or narrow such disclosure; and

(C)cooperate with the Company, the Managing Member, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)    Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.

(d)    Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at such Person’s option, destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all

Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained or until the second (2nd) anniversary of the end of the Term, whichever is earlier. The Members understand and agree that a Withdrawn Member’s computer systems may automatically back up Confidential Information, and to the extent that such computer back-up procedures create copies of the Confidential Information, the Withdrawn Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records; provided that such copies are kept confidential for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.

(e)    The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.03 and Section 11.04.

(f)        The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.

ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

4.01    Classes of Membership Interests. As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of Class A Units (the “Class A Units”) and Class B Units (the “Class B Units”). As of the Effective Date, after giving effect to the transactions set forth in Section 4.03, the Class A Units and the Class B Units shall be held by the Class A Member and the Class B Member, respectively, in the respective amounts set forth on Exhibit A. On and after the Effective Date hereof, the Membership Interests represented by Class A Units and Class B Units will have the respective allocations, distributions, rights, powers, and preferences set forth in this Agreement.

4.02    Additional Membership Interests. Subject to Section 6.03, additional Membership Interests of any class or series may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, on such terms and conditions as the Managing Member may determine at the time of admission. The terms of admission or issuance must specify the Percentage Interests applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. Any such admission is effective only after the New Member has executed and delivered to the Members an instrument containing the notice address of the New Member, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 4.02 shall not be construed to replace the restrictions set forth in Section 7.01.

4.03    Capital Contributions.

(a)    On or prior to the Effective Date, NEP Member shall have paid to Sellco an aggregate amount equal to the Class A Purchase Price and the Class B Purchase Price (each, as defined in the Purchase Agreement) in exchange for all of the issued and outstanding Limited Liability Company Interests (as that term is defined in the Initial LLC Agreement) of the Company and to consummate the transactions contemplated by the Asset Purchase Agreement. As of the Effective Date, the Limited Liability Company Interests (as that term is defined in the Initial LLC Agreement) of the Company, all of which are held by NEP Member, are hereby cancelled and extinguished, without NEP Member’s ceasing to be a member of the Company, and NEP Member is herewith (i) acquiring all of the outstanding Class A Units and is hereby designated the initial Class A Member and (ii) acquiring all of the outstanding Class B Units and is hereby designated the initial Class B Member. To the extent that there are any reductions in the purchase price under Section 7.5 or Section 7.6 of the Asset Purchase Agreement, on the Effective Date, NEP Member shall contribute to the Company cash in the amount of such reduction in exchange for additional Class A Units valued at $1.00 per Class A Unit.

(b)    As of the Effective Date, immediately following the issuance of the Class A Units and Class B Units to NEP Member pursuant to Section 4.03(a), NEP Member is herewith Disposing of all of the Class B Units held by it to GEPIF, as its Assignee, in exchange for an amount in cash equal to the Class B Purchase Price (as that term is defined in the Purchase Agreement). Upon payment of the Class B Purchase Price to NEP Member and consummation of the closing under the Purchase Agreement, (i) the Disposition of the Class B Units to GEPIF by NEP Member shall be deemed to have complied with, and to have satisfied conditions to Dispositions set forth in, Article 7 hereof, and GEPIF shall be admitted to the Company as a Member, (ii) GEPIF shall accept and hold all of the outstanding Class B Units and become the sole Class B Member, (iii) NEP Member shall cease to be a Class B Member, (iv) the Capital Account of NEP Member shall be equal to the Class A Purchase Price (as that term is defined in the Purchase Agreement), and (v) the amount of the Class B Purchase Price shall be carried over to the Capital Account of GEPIF in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). The schedule of Members attached hereto as Exhibit A shall reflect Capital Contributions of NEP Member and GEPIF in the amounts set forth opposite their respective names on Exhibit A hereto (with respect to each Member, its “Effective Date Capital Contribution”).

4.04    Capital Calls; Optional Capital Contributions.

(a)    The Managing Member may from time to time make one or more capital calls by written notice (each such written request, a “Capital Call”), which Capital Call shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, including whether the Capital Contribution is to remedy an Emergency, (ii) the total amount of Capital Contributions requested from all Members, (iii) the amount of Capital Contribution requested from the Member to whom the request is addressed, which shall equal an amount equal to the total amount of the Capital Call multiplied by such Member’s Percentage Interest as of the date of such Capital Call, and (iv) the date on which payments of the Capital Contributions are due (which date shall not be less than twelve (12) Business Days following the date on which the Capital Call is given, subject to Section 4.04(b)) and the method of payment (provided that such date and method shall be the same for each of the Members), and, subject to Section 4.04(b), the Members will have the option (but not the obligation) to make such additional Capital Contributions to the Company in accordance with the terms specified in such Capital Call. Notwithstanding the foregoing, no Member shall be required to make any additional Capital Contribution (other than such Member’s Effective Date Capital Contribution) to the Company pursuant to this Agreement, even if such Capital Call is requested to fund an Emergency.

(b)    With respect to each Capital Call, if any Member elects not to make a Capital Contribution pursuant to such Capital Call, then (i) notwithstanding anything in this Agreement to the contrary, without the consent of the Member(s) electing not to make such Capital Contribution, no Member may make any Capital Contribution pursuant to such Capital Call, and (ii) solely to the extent that the purpose of the Capital Call is to remedy an Emergency, the other Members will have the option (but not the obligation) of making a loan upon the terms and subject to the conditions set forth in Section 4.05 for all or any portion of the amount of capital requested by the Managing Member in such Capital Call.

(c)    In the event that all Members elect to make (or permit) a Capital Contribution pursuant to a Capital Call, then (i) all such Capital Contributions shall be made in cash, unless otherwise agreed by the Class B Members pursuant to Section 6.03, and (ii) all amounts received by the Company pursuant to this Section 4.04 shall be credited to the respective Members’ Capital Accounts as of the date received.

4.05    Loans.

(a)    In the event of an Emergency (whether or not the Managing Member makes a Capital Call with respect to such Emergency pursuant to Section 4.04(a)), subject to Section 6.03, each Member shall have the option (but not the obligation), without the consent of any other Member, to make (and, upon the exercise by a Member of such right by prior written notice to the subsidiary of the Company having such Emergency and the Managing Member and the agreement of terms set forth below, such subsidiary shall and the Managing Member, on behalf of the Company shall cause such subsidiary to accept) an unsecured loan to the subsidiary having such Emergency for an amount equal to its Percentage Interest of the full amount necessary to remedy such Emergency, which loan (i) shall accrue interest at an interest rate equal to LIBOR plus two and three-quarters percent (2.75%) per annum, (ii) shall have a term of not less than twenty (20) years, (iii) such subsidiary shall be entitled to repay in full at any time without penalty, (iv) shall require monthly payment of interest and amortization of principal, but only if and to the extent of available cash at such subsidiary, before any distributions of available cash at such subsidiary to the Company, and (v) shall otherwise be made on reasonable terms and conditions determined by the Managing Member; provided, that if any Member fails to fund its full Percentage Interest of the amount required to remedy such Emergency, then the other Members may fund the difference and make a loan to such subsidiary (on the same terms as set forth above) in the full amount necessary to remedy such Emergency. The Company shall cause such subsidiary to use the proceeds from any such loan solely to remedy such Emergency. If any Member disputes the reasonableness of the terms of a loan made by another Member (including the Managing Member) pursuant to this Section 4.05, such Dispute shall be resolved in accordance with the dispute resolution mechanism set forth in Article 11.

(b)    At any time following the seventh (7th) anniversary of the Effective Date, the Managing Member shall have the option (but not the obligation), without the consent of any other Member, to make (and, upon the exercise by the Managing Member of such right by written notice to the other Members, the applicable subsidiary of the Company shall, and the Company shall cause such subsidiary to, accept) one or more unsecured loans to one or more of the Company’s subsidiaries in amounts in the aggregate not to exceed $140 million (plus the amount of any related documented and reasonable out-of-pocket costs, fees, or expenses of the Company or the applicable subsidiary) to repurchase or otherwise acquire, pursuant to and in accordance with the repurchase or buyout rights set forth in the governing documents of such subsidiaries of the Company, the tax equity interests or other equity securities of such subsidiaries that are held by Persons that are not Affiliates of the Company; provided that (i) such loans must be on terms (including pricing) and conditions that are no less favorable to the Company or its subsidiaries than such terms and conditions the Company or its subsidiaries could have received from an unaffiliated third party lender, (ii) such loans shall not decrease any Member’s Percentage Interest or adversely affect the rights of any Member to distributions pursuant to Section 5.01 or Section 5.02, and (iii) as of the date of the making of such loans, the terms of such loans shall not, on a pro forma basis, for any month during the remaining life of the project owned by such subsidiary, reduce the amount of Available Cash projected to be available for distribution to the Members during any such month with respect to such project as compared to the amount of Available Cash projected to be available for distribution to the Members during the applicable month with respect to such project if such repurchase or buyout rights were not exercised. Upon receipt of any such loan from the Managing Member, the applicable subsidiary shall, without the consent of any other Member, repurchase or otherwise acquire such tax equity interests or other equity securities on such terms as set forth in the repurchase or buyout rights set forth in the governing documents of the applicable subsidiaries of the Company and such other terms as may be reasonably approved by the Managing Member (but subject to the limitations contained in the proviso in the immediately preceding sentence).

(c)    No Member (or any of its Affiliates) making a loan to the Company pursuant to this Section 4.05 shall, in its capacity as a lender to the Company, institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company.

4.06    No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4 or as provided in Section 12.02(a)(iv).

4.07    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.08    Capital Accounts. (a) Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Net Profit (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.03(b), and shall be decreased by (w) the amount of money distributed to that Member by the Company, (x) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (y) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.03(b). A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(b)    This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Regulations.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

5.01 Monthly Cash Distributions. Except as provided in this Article 5, within thirty (30) days of the end of each month, the Managing Member shall determine the amount of Available Cash with respect to such month, and all such Available Cash with respect to such month shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, be distributed to the Members in immediately available funds within thirty (30) days of the end of such month as set forth below:

(a)    From and after the Effective Date through the Flip Date, Available Cash shall be distributed (i) eighty-five percent (85%) to the Class A Members, pro rata in accordance with their proportionate interest in Class A Units and (ii) fifteen percent (15%) to the Class B Members, pro rata in accordance with their proportionate interest in Class B Units;

(b)    From and after the Effective Date through the Flip Date, an amount equal to the sum of any Build-Out Payment and any Excess Insurance Proceeds received, in each case, with respect to such month shall be distributed to the Class A Members and the Class B Members pro rata in accordance with their relative aggregate Capital Contributions as of the date of such distribution, in each case, pro rata in accordance with their proportionate interest in the Class A Units or Class B Units, as applicable; and

(c)    From and after the Flip Date, Available Cash shall be distributed (i) twenty percent (20%) to the Class A Members, pro rata in accordance with their proportionate interest in Class A Units and (ii) eighty percent (80%) to the Class B Members, pro rata in accordance with their proportionate interest in Class B Units; provided that, to the extent any Required Governmental Authorizations are required in order for the Class B Members to receive payment of monthly distributions of cash generated with respect to any asset of the Company or its subsidiaries pursuant to this clause (b), then such distributions shall be held in an escrow account for the benefit of the Class B Members until all such Required Governmental Authorizations are obtained. Such escrowed distributions shall be released from such escrow account to the Class B Members promptly following receipt of all such Required Governmental Authorizations.

5.02    Distributions on Dissolution and Winding-Up. Upon the dissolution and winding-up of the Company, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed in the following order: (a) first, to each Member pro rata in accordance with the positive balance, if any, of such Member’s Capital Account (determined without regard to the allocations made pursuant to Section 12.02(b)), until each Member has received such positive balance, (b) second, to each Member based upon its respective Unreturned Contribution Percentage until the amount distributed to such Member, together with any amounts distributed pursuant to clause (a), equals the aggregate Capital Contributions made by such Member (less the aggregate amount of all distributions previously made to such Member pursuant to Section 5.01); (c) third, to the Class B Members, pro rata in accordance with their proportionate interest in the outstanding Class B Units, until the Class B Members have received distributions that yield an Internal Rate of Return to the Class B Members, measured from the Effective Date to the date of dissolution, of either (i) seven and three quarters percent (7.75%), if the dissolution occurs prior to the Flip Date, or (ii) eight and three quarters percent (8.75%), if the dissolution occurs after the Flip Date; and (d) fourth, any and all remaining proceeds after payment of the amounts specified in clauses (a), (b), and (c), to the Class A Members, pro rata in accordance with their proportionate interest in the outstanding Class A Units. Notwithstanding anything in the preceding sentence to the contrary, any amounts otherwise distributable to the Class B Members pursuant to clauses (b) or (c) of the preceding sentence shall instead be distributed to the Class A Members, pro rata in accordance with their proportionate interest in the outstanding Class A Units, to the extent necessary to ensure that the aggregate amount distributable to the Class B Members pursuant to such clauses does not cause the total proceeds distributable to such Class B Members (as determined under Section 12.02) pursuant to this Section 5.02 to exceed eighty percent (80%) of such proceeds.

5.03    Allocations. (a) For purposes of maintaining the Capital Accounts pursuant to Section 4.07, except as provided in Section 5.03(b) or Section 12.02(b), the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, for each Fiscal Year or other applicable period, including the Pre-Flip Stub Period and the Post-Flip Stub Period, shall be allocated among the Members as follows:

(i)    for the period from the Effective Date through the Flip Date, eighty-five percent (85%) in the aggregate to the Class A Members, pro rata in accordance with their proportionate interest in Class A Units, and fifteen percent (15%) in the aggregate to the Class B Members, pro rata in accordance with their proportionate interest in Class B Units and

(ii)    for all periods beginning after the Flip Date, twenty percent (20%) in the aggregate to the Class A Members, pro rata in accordance with their proportionate interest in Class A Units, and eighty percent (80%) in the aggregate to the Class B Members, pro rata in accordance with their proportionate interest in Class B Units.

(b)    Notwithstanding anything to the contrary in Section 5.03(a):

(i)    Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.03(a).

(ii)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.03(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(b)(iii), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.03(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv)    Notwithstanding any provision hereof to the contrary except Section 5.03(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.03(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v)    Notwithstanding any provision hereof to the contrary except Section 5.03(b)(i) and Section 5.03(b)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv). All losses and other items expense in excess of the limitation set forth in this Section 5.03(b)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv).

(vi)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv), items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.03(b)(vi) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.03(b)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulations.

(vii)    The allocations set forth in Section 5.03(b)(i) through Section 5.03(b)(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the Managing Member shall take into account future Regulatory Allocations under Section 5.03(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.

(c)    To the maximum extent possible, except as otherwise provided in this Section 5.03(c), all items of Company income, gain, loss, and deduction for federal income tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.03(a) and Section 5.03(b). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its Book Value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i).

5.04    Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Code Section 706 using any convention permitted by Code Section 706 and selected by the Managing Member.

5.05    Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any Law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.05 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.

ARTICLE 6
MANAGEMENT

6.01    Generally. The business and affairs of the Company shall be managed by the Managing Member, and NEP Member is hereby appointed by the Members as the Managing Member of the Company. The Class A Member(s) shall have the right to designate a successor Managing Member; provided that, in the event that there shall be more than one Class A Member, the Managing Member shall be selected by the holders of a majority of the issued and outstanding Class A Units; provided, further, that the Person appointed to serve as successor Managing Member must be an Affiliate of NEP. Except as provided in Section 6.03, Section 6.04 or as otherwise expressly provided herein, the Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member, no Member will have any authority to bind the Company or to transact any business for the Company. The Managing Member may delegate to one or more Persons all or any part of its power and authority as Managing Member hereunder, including, subject to Section 6.03(b)(iv) and Section 6.04, pursuant to any management services agreement the Company may enter into with any Affiliate of the Company, except for such power and authority with respect to Major Decisions or other matters expressly requiring a vote by or consent of the Members pursuant to this Agreement, which will be expressly retained by the Members.

6.02    Standard of Care.

(a)    Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, neither the Managing Member nor any other Member shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member or any other Member otherwise existing at law or in equity, are agreed by the Members to modify, to such extent, such duties and liabilities of the Managing Member and such other Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.

(b)    Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:

(i)    to the fullest extent permitted by applicable Law, no Member, in its capacity as Member, nor any of such Member’s or any of its Affiliates’ respective directors, officers, stockholders, managers, members, partners, employees, or agents shall have any fiduciary duty to the Company, any other Member, or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and

(ii)    the provisions of this Section 6.02 will apply for the benefit of each Member, and no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member to vote in the manner determined by such Member in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any officer or employee of the Company.

(c)    To the maximum extent permitted by applicable Law but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges each other Member and its Affiliates from all liabilities that such other Member or its Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member or its Affiliates; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any claims against, actions, rights to sue, other remedies, or other recourse of the Company, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including this Agreement.

(d)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Managing Member makes a determination or takes or declines to take (or causes or permits a subsidiary of the Company to take or decline to take) any other action, in its capacity as such as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Managing Member shall make such determination or take or decline to take (or cause or permit a subsidiary of the Company to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Managing Member in making such determination or taking or declining to take (or causing or permitting a subsidiary of the Company to take or decline to take) such other action (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its subsidiaries and (ii) does not take or decline to take (or cause or permit a subsidiary of the Company to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Managing Member or any of its Affiliates to the detriment of the Company and its subsidiaries.

(e)    Without limiting the foregoing, the Managing Member shall, and shall carry out its obligations hereunder, in accordance with all Laws and requirements of this Agreement.

6.03    Major Decisions. The Company and its subsidiaries shall not, and the Managing Member shall cause the Company and its subsidiaries not to, take any action under this Section 6.03 (collectively, the “Major Decisions”) without:

(a)    with respect to the following actions, having first obtained the written consent of the holders of a majority of the issued and outstanding Class B Units (in their sole discretion):

(i)    amend or waive any provisions of the Delaware Certificate, this Agreement, or the organizational documents of any subsidiary of the Company in a manner that adversely affects the Class B Members’ interest in the Company or indirect interest in any subsidiary of the Company;

(ii)    alter or change the rights, preference, or privileges of the Class A Units or Class B Units in a manner that adversely affects the Class B Members’ rights in the Class B Units;

(iii)    increase or decrease the authorized number of Class A Units or Class B Units;

(iv)    provide for the payment of any dividend or distribution on, or the redemption or repurchase of, any equity security of the Company that is junior to the Class A Units and Class B Units unless there are no accrued or unpaid dividends on the Class A Units and Class B Units;

(v)    except (A) loans in aggregate amount outstanding at any one time of not more than $60 million pursuant to Section 4.05(a), and (B) loans in aggregate amount of not more than $140 million (plus the amount of any reasonable and documented out-of-pocket costs, fees, or expenses of the Company or its subsidiaries incurred in connection therewith) pursuant to Section 4.05(b), incur Indebtedness, including the refinancing of existing Indebtedness;

(vi)    issue any new or additional Class A Units, Class B Units, or other equity interests of the Company or any of its subsidiaries;

(vii)    dissolve, liquidate, or terminate the business of the Company or any of its subsidiaries, or take any voluntary action to become Bankrupt (including any actions under Article 12 hereof) or agree to become Bankrupt;

(viii)    purchase, rent, license, exchange, or otherwise acquire any material assets, including any tax equity interests in any project operated by a subsidiary of the Company, except to the extent permitted under Section 4.05(b) (it being agreed that the consent of the holders of the Class B Units shall not be required under this

Section 6.03(a)(viii) with respect to any purchases or acquisitions in the ordinary course of business of spare parts or similar assets necessary to conduct the operations of the subsidiaries of the Company);

(ix)    Dispose of or Encumber any material assets (it being agreed that the consent of the holders of the Class B Units shall not be required under this Section 6.03(a)(ix) with respect to any Disposition or Encumbrance in the ordinary course of business of spare parts or similar assets necessary to conduct the operations of the subsidiaries of the Company);

(x)    change any of its distribution policies or create any cash reserves in excess of the cash reserves permitted in the calculation of Available Cash under this Agreement;

(xi)    enter into a material, new line of business other than that set forth in Section 2.04;

(xii)    enter into any material acquisition, divestiture, joint venture, or partnership;

(xiii)    take, or consent to the taking of, “bonus” depreciation under Code Section 168(k) or any corresponding provision of the Code; or

(xiv)    elect to cause any Membership Interest or other equity interest held by a Class B Member to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.

(b)    with respect to the following actions, having first obtained the written consent of the holders of a majority of the issued and outstanding Class B Units, which consent shall not be unreasonably withheld, conditioned, or delayed:

(i)    enter into, amend, modify, or terminate any material contract, agreement, or transaction (including any Material Contract (as defined in the Asset Purchase Agreement)) outside the normal course of business;

(ii)    other than (A) loans in aggregate amount outstanding at any one time of not more than $60 million pursuant to Section 4.05(a), and (B) loans in aggregate amount of not more than $140 million (plus the amount of any reasonable and documented out-of-pocket costs, fees, or expenses of the Company or its subsidiaries incurred in connection therewith) pursuant to Section 4.05(b), enter into, modify, or terminate any Affiliate Transaction, in excess of $1 million in the aggregate in the case of all such Affiliate Transactions (it being agreed that (x) the consent of the holders of the Class B Units shall not be required under this Section 6.03(b)(ii) with respect to any Affiliate Transaction involving the acquisition, Disposition, or Encumbrance, on arms-length terms and in the ordinary course of business, of spare parts or similar assets necessary to conduct the operations of the subsidiaries of the Company and (y) the consent of the holders of the Class B Units shall be required under this Section 6.03(b)(ii) for entry into, modification or termination of any Affiliate Transactions not in excess of $1 million in the aggregate if such Affiliate Transactions are not on arms-length terms); or

(iii)    initiate any litigation or other dispute resolution proceeding reasonably expected to involve the payment by the Company or its subsidiaries of more than $1 million per instance or $5 million in the aggregate for all instances, or approve the settlement of any Claim for more than $1 million per Claim or $5 million in the aggregate for all Claims or any Claim that materially restricts the business of the Company or any of its subsidiaries.

6.04    Affiliate Transactions. Notwithstanding anything to the contrary in this Agreement, the taking of any action, or failure to take any action, by the Company or any of its subsidiaries in the Company’s or such subsidiary’s capacity as a party to an Affiliate Transaction in connection with (a) any amendment, modification, extension, renewal, election, notice, or consent by the Company or any of its subsidiaries under any Affiliate Transaction, (b) a breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) by the Company or any of its subsidiaries against a counterparty to an Affiliate Transaction or by a counterparty to an Affiliate Transaction against the Company or any of its subsidiaries (including a waiver of the breach or default, notice of breach or default, or notice of termination for breach or default in accordance with the terms of the Affiliate Transaction), or (c) the enforcement or exercise of, or failure to enforce or exercise, any of the Company’s or any of its subsidiaries’ rights or remedies in respect to such election, notice, or consent, or breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) shall, only after the Class B Members and the Managing Member cooperate in good faith to resolve any disputes among them arising out of or in connection with any of the foregoing, be conducted by or under the direction of the Class B Members, in consultation with the Managing Member, and neither the Company nor any of its subsidiaries shall, and the Managing Member shall not cause the Company or any of its subsidiaries to, take or fail to take any actions in respect of any of the foregoing without the consent of the Class B Members. The advisors, consultants, and other representatives retained by the Company or any of its subsidiaries in connection with any matter subject to this Section 6.04 shall be selected by the Class B Members holding a majority of the issued and outstanding Class B Units, in their reasonable discretion, and the reasonable, documented out-of-pocket fees, costs, and expenses of any such advisors, consultants, or representatives shall be borne by the Company. The Class A Member hereby agrees to pursue any claims for indemnification or other remedies available on behalf of itself, any other Member, the Company or any of its subsidiaries or any other Purchaser Indemnified Parties (as defined in the Asset Purchase Agreement) under or in respect of the Asset Purchase Agreement and to the extent any indemnification or other payments thereunder (“APA Payments”) are made to the Class A Member or any of its Affiliates, the Class A Member shall pay to the Class B Member its portion of such APA Payments to the same extent as the Class B Member would have received such APA Payments if the Company had received such APA Payments and distributed them in the same manner as Build Out Payments are required to be distributed pursuant to Section 5.01(b), and for all purposes of this Agreement such payments shall be deemed distributions under Section 5.01(b). Without limiting the foregoing, the Asset Purchase Agreement shall be considered an Affiliate Transaction for purposes of this Section 6.04 and the Class B Member shall have the same rights hereunder with respect to the Asset Purchase Agreement as it would if the Company rather than the Class A Member were the “Purchaser” thereunder.

6.05    Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title. Each such officer shall hold office until his successor shall have been duly appointed or until his death, resignation, or removal. Any such officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement officer shall be duly appointed in writing by the Managing Member. All officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions of the officers of the Company to the same extent as the Managing Member would be responsible if such actions and inactions were taken by the Managing Member. Each person listed below is hereby appointed to the office set forth opposite such person’s name, to serve until such person’s successor shall have been duly appointed or until such person’s earlier death, resignation, or removal:

Name	Title
Rebecca J. Kujawa	President
Kathy A. Beilhart	Vice President & Treasurer
Paul I. Cutler	Vice President
Daniel Gerard	Vice President
Michael O’Sullivan	Vice President
Alex Rubio	Vice President
Christine Seal	Vice President
Michael Sheehan	Vice President
Melissa A. Plotsky	Secretary
W. Scott Seeley	Assistant Secretary

6.06    Business Opportunities.

(a)    Except with respect to (i) expansions of existing projects of the Company or its subsidiaries and (ii) potential repowerings of existing projects of the Company or its subsidiaries, each Member, including the Managing Member, and each Affiliate of a Member may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member, or any Affiliate of another Member the right to participate therein. Subject to Section 6.03(b)(iv), the Company may transact business with any Member or Affiliate thereof, and no Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company, any other Member or any Affiliate of any other Member, by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.

(b)    In furtherance of the foregoing, but subject to Section 6.03, each Member:

(i)    renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member or its Affiliates now or in the future engages, that is presented to the Company, to any other Member, to any of their respective Affiliates, or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of the Company or of any other Member or any of their respective Affiliates; and

(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member or any of its Affiliates might be considered to owe to the waiving Member, at common law or in equity, by reason of the waiving Member’s membership in the Company, to offer to the Company or the waiving Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.

(c)    The Company:

(i)    renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member or any of its Affiliates now or in the future engages, which is presented to such Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of such Member or any of its Affiliates; and

(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member or any of its Affiliates might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.

6.07    Insurance Coverage. The Managing Member shall cause the Company to acquire and maintain casualty, general liability (including product liability), property damage, and other types of insurance as the Managing Member may deem necessary or appropriate, consistent with applicable industry standards for the industry in which the Company and its subsidiaries operate and as otherwise maintained by, or required to by maintained by, the Company and its subsidiaries for any project owned or operated by the Company or its subsidiaries.

6.08    Exculpation and Indemnification.

(a)    To the fullest extent permitted by Law, each Member (including the Managing Member), each officer of the Company, and the Affiliates of the Members, and each of their respective officer, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (collectively, the “Covered Persons”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to impose fiduciary duties on any Member or otherwise modify or limit the standard of care set forth in Section 6.02.

(b)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or relating to the Company, its business, assets, properties, subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person or former Covered Person shall be entitled to indemnification under this Section 6.08(b) with respect to any Claim (i) resulting from fraud, gross negligence, or the willful misconduct of such Covered Person or former Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing or (ii) initiated by such Covered Person or former Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its subsidiaries) or Affiliates of the Company or any of its subsidiaries. Expenses incurred by a Covered Person or former Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.08(b).

(c)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person or former Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person or former Covered Person in connection therewith and any obligation on the part of any other indemnitor under any other agreement to indemnity or advance expenses to such Covered Person or former Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person or former Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person or former Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person or former Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.

(d)    The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.

(e)    The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns and legal representatives.

(f)    If this Section 6.08 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.08 as to liabilities to the full extent permitted by any applicable portion of this Section 6.08 that shall not have been invalidated.

ARTICLE 7
TRANSFERS AND TRANSFER RESTRICTIONS

7.01    General Restrictions on Transfers.

(a)    Except as otherwise provided in Section 4.03 or in this Article 7, and other than Dispositions by a Member to one or more of its Affiliates, (a) no Class A Member may Dispose of all or any portion of its Class A Units without the prior written consent of GEPIF; and (b) no Class B Member may Dispose of all or any portion of its Class B Units without the prior written consent of NEP Member; provided, however, that (i) each Class A Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class A Units in connection with a Class A Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the

Members that any foreclosure under such Class A Permitted Loan Financing on pledged Class A Units shall not be deemed to violate this Section 7.01(a)); and (ii) each Class B Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class B Units in connection with a Class B Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class B Permitted Loan Financing on pledged Class B Units shall not be deemed to violate this Section 7.01(a)). Notwithstanding the foregoing, but subject to Section 7.01(b), at any time after expiration of the Call Option Period (or the Call Option Period Extension, if applicable), each of the Class B Members may freely Dispose of all or any portion of its Membership Interest to any Person, other than an Excluded Party, without the consent of NEP Member. Each Member agrees that it shall provide the Managing Member and the other Members with prior written notice of any proposed Disposition or Encumbrances of its Membership Interests. Any attempted Disposition or Encumbrance of a Membership Interest other than in strict accordance with this Article 7 shall be, and is hereby declared, null and void ab initio.

(b)    An Assignee may be admitted to the Company as a Member, with the Membership Interest so Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and, if applicable, Section 7.02 or Section 7.03. In addition to the requirements set forth in Section 7.01(a), any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided that the Managing Member, in its sole and absolute discretion, may waive any of the following requirements (it being understood and agreed that the Disposition of the Class B Units to GEPIF by NEP Member in accordance with and pursuant to the Purchase Agreement and Section 4.03 hereof shall satisfy all requirements set forth in this Agreement to effect such Disposition and admit GEPIF as a Member):

(i)    Disposition Documents. The following documents must be delivered to the Managing Member and must be satisfactory, in form and substance, to the Managing Member (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Loan Financing or Class B Permitted Loan Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee of the Disposing Member and all expenses required to be paid under clause (ii) below may be paid by the applicable Assignee):

(A)    Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.

(B)    Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee; (bb) if applicable, each Parent of the Assignee; (cc) the Percentage Interests after the Disposition of the Disposing Member and its Assignee (which together must total the Percentage Interest of the

Disposing Member before the Disposition); (dd) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (ee) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission is being made in accordance with all applicable Laws and, to the extent applicable, any Class A Permitted Loan Financing or Class B Permitted Loan Financing.

(ii)    Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than ninety (90) days thereafter.

(iii)    No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

(iv)    No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.

(v)    PTP. No Disposition shall be permitted if such Disposition would result in the Company being treated as a publicly traded partnership subject to tax as an association for U.S. federal income tax purposes.

(c)    Notwithstanding anything in this Agreement to the contrary, other than Sections 7.02, 7.03, and 7.04, no Member may Dispose of all or any portion of its Membership Interest to the extent (i) the transferee is, during the period that any tax credits allocated or allowed, or that would otherwise be allocable or allowable, to any Member pursuant to Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any Company asset, a Person who is a Related Party; (ii) the Disposition would, with respect to any Member who is not the transferring Member, result in any recapture, loss, unavailability, delay, or disallowance of all or a portion of any credits otherwise available pursuant to Section 45 of the Code or Section 48 of the Code (or, in each case, any successor provision) allocated or allowed, or that would otherwise be allocable or allowable, to such Member; or (iii) the Disposition would cause any of the assets held by a Project Entity to become “tax-exempt use property” within the meaning of Section 168(h) of the Code during any applicable recovery period.

7.02    Call Option.

(a)    During the period beginning on the Flip Date and continuing until the first (1st) anniversary of the Flip Date (the “Call Option Period”), NEP Member shall have the right, but not the obligation, to acquire all, but not less than all, of the outstanding Class B Units at a purchase price that implies an Internal Rate of Return to GEPIF of seven and three quarters percent (7.75%), measured from the Effective Date to the Call Option Closing Date (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 7.02 (the “Call Option”). NEP Member may not assign its right to purchase the outstanding Class B Units pursuant to this Section 7.02 to any Person other than NEP or a subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.02 upon any exercise of the Call Option.

(b)    To exercise the Call Option, NEP Member shall deliver to the Class B Members written notice of such exercise (the “Call Option Notice”) containing (i) the date (the “Call Option Closing Date”) on which the Call Option is to be consummated (the “Call Option Closing”), (ii) the Call Option Purchase Price, and (iii) the form of consideration to be used to pay the Call Option Purchase Price, which shall be either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units, subject to Section 7.02(c), and the respective proportions thereof to be paid to the Class B Members (or their nominee(s)); provided, however, that, NEP may exercise the Call Option only if (A) the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange, (B) the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement, would not, immediately following conversion thereof, exceed more than twenty-two and a half percent (22.5%) of the publicly traded class of NEP Common Units then outstanding (inclusive of those NEP Common Units into which the Non-Voting NEP Common Units are convertible), and (C) NEP must have an effective registration statement on file with the Commission covering resales of the underlying NEP Common Units to be received upon conversion of the Non-Voting NEP Common Units; provided, further, that NEP Member may exercise the Call Option only if (y) the NEP LPA Amendment (as that term is used in the Purchase Agreement) shall be in full force and effect, without any modification thereto, and (z) the Registration Rights Agreement shall be in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement. The Call Option Notice shall be delivered to the Class B Members at least ten (10) days and no more than fifteen (15) days in advance of the Call Option Closing Date, it being understood that delivery of such Call Option Notice may be made prior to the beginning of the Call Option Period but shall not be valid if made after the end of the Call Option Period.

(c)    Subject to Section 7.02(b), NEP Member may pay the Call Option Purchase Price, at its option, in either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units; provided, however, that cash may not constitute more than fifty percent (50%) of the total Call Option Purchase Price paid to the Class B Members (or their nominee(s)). If some or all of the consideration set forth in the Call Option Notice consists of Non-Voting NEP Common Units, the issuance price for each such Non-

Voting NEP Common Unit will be specified as the 15-day VWAP of the NEP Common Units on the date of the Call Option Notice. The Class B Members shall have five (5) days following receipt of the Call Option Notice to notify NEP Member in writing that the Call Option Purchase Price shall be payable in cash (if any) up to a maximum of thirty percent (30%) of the total Call Option Purchase Price (with the balance to be paid in Non-Voting NEP Common Units), unless the Call Option Notice specified a higher percentage payable in cash.

(d)    If, at any time during the last six (6) months of the Call Option Period, NEP Member has not exercised the Call Option pursuant to Section 7.02(a) and over any period of forty-five (45) days during such six-month period the NEP Common Units yield an average, last quarter annualized paid dividend yield above eight percent (8.0%), NEP Member may extend the Call Option Period for an additional one (1) year following the last day of the Call Option Period (the “Call Option Period Extension”) by providing written notice thereof to the Class B Members. The Call Option Period Extension shall, if so extended, expire on the fifth (5th) anniversary of the Effective Date. At any time during the Call Option Period Extension, NEP Member shall have the right, but not the obligation, to acquire all, but not less than all, of the outstanding Class B Units at a purchase price (the “Call Option Extension Purchase Price”), payable, at its option, in either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units, that implies an Internal Rate of Return to GEPIF, measured from the Effective Date to the Call Option Closing Date, of either (i) eight and three quarters percent (8.75%), if fifty percent (50%) or more of the Call Option Extension Purchase Price is paid in Non-Voting NEP Common Units, or (ii) nine and three quarters percent (9.75%), if over fifty percent (50%) of the Call Option Extension Purchase Price is paid in cash; provided, however, that Non-Voting NEP Common Units may be used to pay any portion of the Call Option Extension Purchase Price only if (A) the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange, (B) the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement, would not, immediately following conversion thereof, exceed more than twenty-two and a half percent (22.5%) of the publicly traded class of NEP Common Units then outstanding (inclusive of those NEP Common Units into which the Non-Voting NEP Common Units are convertible), and (C) NEP must have an effective registration statement on file with the Commission covering resales of the underlying NEP Common Units to be received upon conversion of the Non-Voting NEP Common Units; provided, further, that Non-Voting NEP Common Units may be used to pay any portion of the Call Option Extension Purchase Price only if (y) the NEP LPA Amendment (as that term is used in the Purchase Agreement) shall be in full force and effect, without any modification thereto, and (z) the Registration Rights Agreement shall be in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement. If some or all of the consideration set forth in such notice consists of Non-Voting NEP Common Units, the issuance price for each such Non-Voting NEP Common Unit will be specified as the 15-day VWAP of the NEP Common Units on the date of such notice. To exercise its right set forth herein, NEP Member shall, prior to expiration of the Call Option Period Extension and at least ten (10) days and no more than fifteen (15) days in advance of such exercise, deliver to the Class B Members written notice containing the same information set forth in Section 7.02(b) with respect to the Call

Option Notice. The Class B Members shall have five (5) days following receipt of such notice to notify NEP Member in writing that the Call Option Extension Purchase Price shall be payable in cash (if any) up to a maximum of thirty percent (30%) of the total Call Option Extension Purchase Price (the “Maximum Requested Cash Portion”) (with the balance to be paid in Non-Voting NEP Common Units), unless such notice specified a higher percentage payable in cash.

(e)    On the Call Option Closing Date, (i) the Class B Members will convey all right, title, and interest in and to the Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Call Option Purchase Price (or Call Option Extension Purchase Price, as applicable) to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Call Option Purchase Price (or Call Option Extension Purchase Price, as applicable) by issuing Non-Voting NEP Common Units pursuant to the Multiparty Settlement Agreement (as defined in the Margin Loan Agreement), and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting NEP Common Units to such Class B Members (or their nominee(s));provided, however, that the Call Option Closing Date may be delayed by the Class B Members, at their option, for a period not to exceed seven (7) Business Days to the extent, in the Class B Members’ reasonable determination, there is or will be an Issuer Trading Suspension (as defined in the Margin Loan Agreement) or a Facility Adjustment Event (as defined in the Margin Loan Agreement) relating to events or circumstances caused by or within the control of NEP or its Affiliates that exists or will exist on such Call Option Closing Date. No fractional Non-Voting NEP Common Units will be issued. The Members agree that the Call Option Closing, whether pursuant to Section 7.02(a) or pursuant to Section 7.02(d), shall be subject to (A) the receipt of all applicable Required Governmental Authorizations and (B) until the Credit Agreement Payment in Full, there being sufficient cash available to the Class B Member at the Call Option Closing for the Class B Member to pay off the sum of the outstanding indebtedness on the Call Option Closing Date under the Credit Agreement (as defined in the Purchase Agreement) (provided that the amount of such indebtedness shall not exceed the amount borrowed thereunder on the Effective Date plus additional amounts owed thereunder pursuant to the terms of the Credit Agreement as in effect on the date hereof), plus the amounts required to be paid by the Class B Member constituting amounts owed by the Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to the Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future or other derivative transaction. In the event any such Required Governmental Authorizations shall not have been obtained or such sufficient cash is not available by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and sufficient cash is available and, for the avoidance of doubt, the Call Option Purchase Price (or Call Option Extension Purchase Price) set forth in the Call Option Notice shall be calculated from the Effective Date until such date as all such Required Governmental Authorizations and sufficient cash have been obtained.

Each Class B Member hereby agrees that, in connection with the Call Option Closing, such Class B Member (or its Affiliates) shall borrow under such Margin Loan Agreement the maximum amount available thereunder, to the extent necessary to repay, and shall use such borrowings, together with any cash received as part of the Call Option Purchase Price or Call Option Extension Purchase Price and any other cash or cash equivalents of the Class B Member, to repay, subject to the immediately succeeding sentence, all of such Class B Member’s then outstanding indebtedness and all other indebtedness pursuant to which the Class B Units are Encumbered (other than indebtedness incurred pursuant to the Margin Loan Agreement). To the extent that the proceeds from the Margin Loan Agreement, together with any cash paid as a portion of the Call Option Purchase Price or Call Option Extension Purchase Price and all cash on hand of the Class B Member, are insufficient to repay in full all indebtedness of the Class B Member (and any other indebtedness pursuant to which the Class B Units are Encumbered), then the Class B Members shall use their reasonable best efforts to obtain additional or substitute financing on commercially reasonable terms in such amount as is sufficient to repay in full the amount of all indebtedness and other obligations (including, without limitation, swap, cap, forward, future, or other derivative transactions of the nature described above) of the Class B Members or pursuant to which the Class B Units are Encumbered, such that all Encumbrances on the Class B Units shall be released on or prior to the Call Option Closing. Following consummation of the transactions contemplated by this Section 7.02, the Managing Member will amend this Agreement to reflect the withdrawal of the Class B Members and the transfer of the Class B Units effective as of the Call Option Closing.

(f)    In the event that NEP Member shall be required pursuant to the Purchase Agreement to pay to GEPIF a Commitment Fee (as defined in the Purchase Agreement), the payment of such Commitment Fee shall be disregarded in calculating the Internal Rate of Return of GEPIF for purposes of determining the Call Option Purchase Price (or Call Option Extension Purchase Price, as applicable).

(g)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Call Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of Non-Voting NEP Common Units to such Class B Members (or their nominee(s)).

(h)    Notwithstanding anything to the contrary in Section 7.02(a), with respect to any and all Class B Units held by GEPIF, so long as (i) Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its Affiliates Controls the Blocker Parent, (ii) the Blocker has engaged in no business activities other than its organizational activities, acquiring, accepting, owning, and holding the equity interests of GEPIF, which equity interests constitute all of the issued and outstanding equity interests of GEPIF, and activities incidental thereto, and has no material liabilities, and (iii) GEPIF has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding the Class B Units and activities incidental thereto, and has no material liabilities, then, unless GEPIF provides written notice to NEP Member within five (5) days of receipt of the Call Option Notice that it does not wish for NEP Member (or its permitted assignee) to purchase all of the issued and outstanding equity interests of Blocker (collectively, the “Blocker Interests”) pursuant to the Call Option, NEP Member (or its permitted assignee) shall purchase all of the Blocker Interests rather than the outstanding Class B Units held by GEPIF, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Call Option, and Blocker Parent will convey all right, title, and interest in and to the Blocker Interests (and indirectly the equity interests of GEPIF, together with the Class B Units held by GEPIF), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to NEP Member or its permitted assignee. Unless the Class B Member exercises the option not to have the Blocker Interests purchased as set forth in this Section 7.02(h), references elsewhere in this Section 7.02 to Class B Units or to a Class B Member selling Class B Units shall be to the Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.02 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Call Option Closing as the purchase of the Blocker Interests rather than the purchase of the Class B Units.

(i)    Until the Credit Agreement Payment in Full, the Class B Member agrees that it shall not incur indebtedness for borrowed money under the Credit Agreement or otherwise, in excess of the amount of indebtedness borrowed under the Credit Agreement on the Effective Date plus the amount of indebtedness for borrowed money subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all indebtedness for borrowed money of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(e), plus $1,000,000.00. The Class B Member further agrees that it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing debt for borrowed money in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future or other derivative transactions of the nature described in Section 7.02(e).

(j)    The NEP Member or its nominee shall be entitled to deduct and withhold from the Call Option Purchase Price (or Call Option Extension Purchase Price, as applicable) the amounts each NEP Member or its nominee is required to deduct and withhold under any applicable Law, and amounts so withheld shall be deemed paid for all purposes of this Agreement. Any Taxes deducted or withheld from any payments pursuant this Section 7.02(i) shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Class B Members, or Blocker Parent, as applicable, provided that, if on the Call Option Closing Date, the Class B Members or Blocker Parent, as applicable, shall deliver to the NEP Member or its nominee, withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and, in the case of a sale of the Class B Units, IRS Notice 2018-29, that the Class B Members, or Blocker Parent (or if any such entity is a disregarded entity, its regarded owner) is not a non-U.S. person, the NEP Member or its nominee shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in Law prior to the Call Option Closing Date that requires such withholding.

7.03    Change of Control of NEP.

(a)    At any time following the announcement of a proposed Change of Control of NEP (or the entry into any agreement providing therefor), the Class B Members shall have the right, but not the obligation, to require NEP Member to acquire all, but not less than all, of the outstanding Class B Units at a purchase price that implies an Internal Rate of Return to the Class B Members, measured from the Effective Date to the Change of Control Closing Date and with the assumption that GEPIF shall have remained a Class B Member throughout the entirety of such period, of ten percent (10.0%) (the “Change of Control Purchase Price”), upon the terms and conditions set forth in this Section 7.03 (the “NEP Change of Control Option”). NEP Member may not assign its obligation to purchase such Class B Units pursuant to this Section 7.03 to any Person other than NEP or a subsidiary thereof.

(b)    To exercise the rights of the Class B Members pursuant to Section 7.03(a), the Class B Members shall, at least ten (10) days and no more than fifteen (15) days in advance of such exercise, deliver to NEP Member written notice executed by all such Class B Members of such exercise (the “Change of Control Notice”) containing (i) the date (the “Change of Control Closing Date”) on which the acquisition of the outstanding Class B Units is to be consummated (the “Change of Control Closing”), and (ii) the Change of Control Purchase Price. NEP Member may pay the Change of Control Purchase Price, at its option, in either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units; provided, however, that (y) the NEP LPA Amendment (as that term is used in the Purchase Agreement) shall be in full force and effect, without any modification thereto, and (z) the Registration Rights Agreement shall be in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement. If some or all of the Change of Control Purchase Price consists of Non-Voting NEP Common Units, the issuance price for each such Non-Voting NEP Common Unit will be specified as the 15-day VWAP of the NEP Common Units on the date that is the earlier of the announcement of a proposed Change of Control of NEP or the entry into a definitive agreement providing for a transaction that if consummated would constitute a Change of Control of NEP.

(c)    On the Change of Control Closing Date, (i) the Class B Members will convey all of the Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee (or, if the foregoing do not pay, NEP) will pay the cash portion, if any, of the Change of Control Purchase Price to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion, if any, of the Change of Control Purchase Price by issuing Non-Voting NEP Common Units no later than three (3) Business Days after the Change of Control Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting NEP Common Units to such Class B Members (or their nominee(s)). No fractional Non-Voting NEP Common Units will be issued. The Members agree that the Change of Control Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Change of Control Closing Date, then such Change of Control Closing date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Change of Control Purchase Price set forth in the Change of Control Notice shall be calculated from the Effective Date until such date as all such Required Governmental Authorizations have been obtained. Each Class B Member hereby agrees that, in connection with the Change of Control Closing, such Class B Member (or its Affiliates) shall borrow under such Margin Loan Agreement the maximum amount available thereunder, to the extent necessary to repay, and shall use such borrowings, together with any cash received as part of the Change of Control Purchase Price, to repay, subject to the immediately succeeding sentence, all of such Class B Member’s then outstanding indebtedness and all other indebtedness pursuant to which the Class B Units are Encumbered (other than indebtedness incurred pursuant to the Margin Loan Agreement). To the extent that the proceeds from the Margin Loan Agreement, together with any cash paid as a portion of the Change of Control Purchase Price and all cash on hand of the Class B Member, are insufficient to repay in full all indebtedness of the Class B Member (and any other indebtedness pursuant to which the Class B Units are Encumbered), then the Class B Members shall use their reasonable best efforts to obtain additional or substitute financing in such amount as is sufficient to repay in full the amount of all indebtedness of the Class B Members or pursuant to which the Class B Units are Encumbered, such that all Encumbrances on the Class B Units shall be released on or prior to the Change of Control Closing. Following consummation of the transactions contemplated by this Section 7.03, the Managing Member will amend this Agreement to reflect the withdrawal of the Class B Members and the transfer of the Class B Units effective as of the Change of Control Closing.

(d)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Change of Control Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of Non-Voting NEP Common Units to such Class B Members (or their nominee(s)).

(e)    Notwithstanding anything to the contrary in Section 7.03(a), with respect to any and all Class B Units held by GEPIF, so long as (i) Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its Affiliates Controls the Blocker Parent, (ii) the Blocker has engaged in no business activities other than its organizational activities, acquiring, accepting, owning, and holding the equity interests of GEPIF, which equity interests constitute all of the issued and outstanding equity interests of GEPIF, and activities incidental thereto, and has no material liabilities, and (iii) GEPIF has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding the Class B Units and activities incidental thereto, and has no material liabilities, then, unless GEPIF provides written notice to NEP Member within five (5) days of receipt of the Change of Control Notice that it does not wish for NEP Member (or its permitted assignee) to purchase all of the Blocker Interests pursuant to the NEP Change of Control Option, NEP Member (or its permitted assignee) shall purchase all of the Blocker Interests rather than the outstanding Class B Units held by GEPIF, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the NEP Change of Control Option, and Blocker Parent will convey all right, title, and interest in and to the Blocker Interests (and indirectly the equity interests of GEPIF, together with the Class B Units held by GEPIF), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to NEP Member or its permitted assignee. Unless the Class B Member exercises the option not to have the Blocker Interests purchased as set forth in this Section 7.03(e), references elsewhere in this Section 7.03 to Class B Units or to a Class B Member selling Class B Units shall be to the Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.03 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Change of Control Closing as the purchase of the Blocker Interests rather than the purchase of the Class B Units.

7.04    Change of Control of a Class B Member.

(a)    If at any time there is an announcement of a proposed Change of Control of a Class B Member (or the entry into any agreement providing therefor), then following such announcement of a proposed Change of Control of a Class B Member (or such entry into any agreement providing therefor), NEP Member shall have the right, but not the obligation, to acquire all, but not less than all, of the outstanding Class B Units held by such Class B Member (in such capacity, the “COC Member”) at a purchase price that implies an Internal Rate of Return to such COC Member of seven and three quarters percent (7.75%), measured from the Effective Date to the Class B COC Closing Date (the “Class B COC Purchase Price”), upon the terms and conditions set forth in this Section 7.04 (the “Class B COC Option”). NEP Member may not assign its right to purchase the applicable Class B Units pursuant to this Section 7.04 to any Person other than NEP or a subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.04 upon any exercise of the Class B COC Option.

(b)    To exercise the Class B COC Option, NEP Member shall, at least ten (10) days and no more than fifteen (15) days in advance of such exercise, deliver to the COC Member written notice of such exercise (the “Class B COC Notice”) containing (i) the date (the “Class B COC Closing Date”) on which the Class B COC Option is to be consummated (the “Class B COC Closing”), (ii) the Class B COC Purchase Price, and (iii) the form of consideration to be used to pay the Class B COC Purchase Price, which shall be either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units, subject to Section 7.04(c), and the respective proportions thereof to be paid to the COC Member (or its nominee); provided, however, that NEP Member may exercise the Class B COC Option only if (A) the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange, (B) the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement, would not, immediately following conversion thereof, exceed more than twenty-two and a half percent (22.5%) of the publicly traded class of NEP Common Units then outstanding (inclusive of those NEP Common Units into which the Non-Voting NEP Common Units are convertible), and (C) NEP must have an effective registration statement on file with the Commission covering resales of the underlying NEP Common Units to be received upon conversion of the Non-Voting NEP Common Units; provided, further, that NEP Member may exercise the Class B COC Option only if (y) the NEP LPA Amendment (as that term is used in the Purchase Agreement) shall be in full force and effect, without any modification thereto, and (z) the Registration Rights Agreement shall be in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Partnership Agreement.

(c)    Subject to Section 7.04(b), NEP Member may pay the Class B COC Purchase Price, at its option, in either cash, Non-Voting NEP Common Units, or a combination of cash and Non-Voting NEP Common Units; provided, however, that cash may not constitute more than fifty percent (50%) of the total Class B COC Purchase Price paid to the Class B Members (or their nominee(s)). If some or all of the consideration set forth in the Class B COC Notice consists of Non-Voting NEP Common Units, the issuance price for each such Non-Voting NEP Common Unit will be specified as the 15-day VWAP of the NEP Common Units on the date of the Class B COC Notice. The Class B Members shall have five (5) days following receipt of the Class B COC Notice to notify NEP Member in writing that the Class B COC Purchase Price shall be payable in cash (if any) up to a maximum of thirty percent (30%) of the total Class B COC Purchase Price (with the balance to be paid in Non-Voting NEP Common Units), unless the Class B COC Notice specified a higher percentage payable in cash.

(d)    On the Class B COC Closing Date, (i) the COC Member will convey all of its right, title, and interest in and to such COC Member’s Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Class B COC Purchase Price to such COC Member (or its nominee) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Class B COC Purchase Price by issuing Non-Voting NEP Common Units no later than three (3) Business Days after the Class B COC Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting NEP Common Units to such COC Member (or its nominee). No fractional Non-Voting NEP Common Units will be issued. The Members agree that the Class B COC Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations and, until the Credit Agreement Payment in Full, there being sufficient cash available to the Class B Member at the Class B COC Closing for the Class B Member to pay off the sum of the outstanding indebtedness on the Class B COC Closing Date under the Credit Agreement (as defined in the Purchase Agreement) (provided that the amount of such indebtedness shall not exceed the amount borrowed thereunder on the Effective Date plus additional amounts owed thereunder pursuant to the terms of the Credit Agreement as in effect on the date hereof), plus the amounts required to be paid by the Class B Member constituting amounts owed by the Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to the Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future or other derivative transaction. In the event any such Required Governmental Authorizations shall not have been obtained or such sufficient cash is not available by the date that is otherwise scheduled to be the Class B COC Closing Date, then such Class B COC Closing date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained or such sufficient cash is not available and, for the avoidance of doubt, the Class B COC Purchase Price set forth in the Class B COC Notice shall be calculated from the Effective Date until such date as all such Required Governmental Authorizations and sufficient cash have been obtained. Each Class B Member hereby agrees that, in connection with the Class B COC Closing, such Class B Member (or its Affiliates) shall borrow under such Margin Loan Agreement the maximum amount available thereunder, to the extent necessary to repay, and shall use such borrowings, together with any cash received as part of the Class B COC Purchase Price and any other cash or cash equivalents of the Class B Member, to repay, subject to the immediately succeeding sentence, all of such Class B Member’s then outstanding indebtedness and all other indebtedness pursuant to which the Class B Units are Encumbered (other than indebtedness incurred pursuant to the Margin Loan Agreement). To the extent that the proceeds from the Margin Loan Agreement, together with any cash paid as a portion of the Class B COC Purchase Price and all cash on hand of the Class B Member, are insufficient to repay in full all indebtedness of the Class B Member (and any other indebtedness pursuant to which the Class B Units are Encumbered), then the Class B Members shall use their reasonable best efforts to obtain additional or substitute financing on commercially reasonable terms in such amount as is sufficient to repay in full the amount of all indebtedness and other obligations (including, without limitation, swap, cap, forward, future, or other derivative transactions of the nature described above) of the Class B Members or pursuant to which the Class B Units are Encumbered, such that all Encumbrances on the Class B Units shall be released on or prior to the Class B COC Closing. Following consummation of the transactions contemplated by this Section 7.04, the Managing Member will amend this Agreement to reflect the withdrawal of such COC Member and the transfer of such COC Member’s Class B Units effective as of the Class B COC Closing.

(e)    In the event that NEP Member shall be required pursuant to the Purchase Agreement to pay to GEPIF a Commitment Fee (as defined in the Purchase Agreement), the payment of such Commitment Fee shall be disregarded in calculating the Internal Rate of Return of GEPIF for purposes of determining the Class B COC Purchase Price.

(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Class B COC Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the applicable Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the applicable Class B Units. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of Non-Voting NEP Common Units to the COC Member (or its nominee).

(g)    Notwithstanding anything to the contrary in Section 7.04(a), with respect to any and all Class B Units held by GEPIF, so long as (i) Global Energy & Power Infrastructure II Advisors, L.L.C. or any of its Affiliates Controls the Blocker Parent, (ii) the Blocker has engaged in no business activities other than its organizational activities, acquiring, accepting, owning, and holding the equity interests of GEPIF, which equity interests constitute all of the issued and outstanding equity interests of GEPIF, and activities incidental thereto, and has no material liabilities, and (iii) GEPIF has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding the Class B Units and activities incidental thereto, and has no material liabilities, then, unless GEPIF provides written notice to NEP Member within five (5) days of receipt of the Change of Control Notice that it does not wish for NEP Member (or its permitted assignee) to purchase all of the Blocker Interests pursuant to the Class B COC Option, NEP Member (or its permitted assignee) shall purchase all of the Blocker Interests rather than the outstanding Class B Units held by GEPIF, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Class B COC Option, and Blocker Parent will convey all right, title, and interest in and to the Blocker Interests (and indirectly the equity interests of GEPIF, together with the Class B Units held by GEPIF), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to NEP Member or its permitted assignee. Unless the Class B Member exercises the option not to have the Blocker Interests purchased as set forth in this Section 7.04(g), references elsewhere in this Section 7.04 to Class B Units or to a Class B Member selling Class B Units shall be to the Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.04 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Class B COC Closing as the purchase of the Blocker Interests rather than the purchase of the Class B Units.

(h)    Until the Credit Agreement Payment in Full, the Class B Member agrees that it shall not incur indebtedness for borrowed money under the Credit Agreement or otherwise, in excess of the amount of indebtedness borrowed under the Credit Agreement on the Effective Date plus the amount of indebtedness for borrowed money subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all indebtedness for borrowed money of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d), plus $1,000,000.00. The Class B Member further agrees that it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing debt for borrowed money in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future or other derivative transactions of the nature described in Section 7.04(d).

7.05    Non-Voting NEP Common Units.

(a)    Subject to and in accordance with the terms of the NEP Limited Partnership Agreement, (i) each Non-Voting NEP Common Unit shall automatically convert into one (1) NEP Common Unit immediately upon its Disposition to any Person that is not an Affiliate of the Class B Member Disposing of such Non-Voting NEP Common Unit; and (ii) each Class B Member shall have the right, but not the obligation, to convert all or any portion of the Non-Voting NEP Common Units held by it into NEP Common Units. Notwithstanding anything to the contrary herein, NEP shall not effect any such conversion, and the Class B Members shall not have the right to convert any Non-Voting NEP Common Units to the extent that, after giving effect to the conversion set forth on the applicable Optional Conversion Notice (as such term is defined in the NEP Limited Partnership Agreement), the Class B Member (together with such Class B Member’s Affiliates and any other Persons acting as a group with the Class B Member or any of the Class B Member’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 19.8% of the number of NEP Common Units outstanding immediately after giving effect to such conversion. For purposes of this Section 7.05, beneficial ownership and the beneficial ownership percentage shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, including taking into account any other securities held by the Class B Member or any of the Attribution Parties that are convertible into NEP Common Units, as applicable. NEP hereby agrees that it shall not, without the consent of the Class B Members, alter, amend, or waive any provision of the NEP Limited Partnership Agreement in a manner that would require the consent of the Non-Voting NEP Common Units if the Non-Voting NEP Common Units were outstanding and held solely by the Class B Members.

(b)    In the event of a Disposition of Non-Voting NEP Common Units, NEP hereby agrees to use commercially reasonable efforts to facilitate the conversion of such Non-Voting NEP Common Units in connection with such Disposition, including coordinating with the Transfer Agent to facilitate such Disposition and to record the transfer and conversion of Non-Voting NEP Common Units in a manner that permits the sale of the Non-Voting NEP Common Units in market transactions.

7.06    Certain Assistance. In the event that NEP Member does not exercise the Call Option prior to expiration of the Call Option Period (or, if applicable, the Call Option Period Extension), then NEP Member shall use commercially reasonable efforts to assist the Class B Members in connection with a private placement of the Class B Units then held by such Class B Members and their Affiliates (or then held by the lenders under the Debt Financing (as that term is used in the Purchase Agreement)). In furtherance of the foregoing, the Managing Member shall, and shall cause the Company and its subsidiaries to, use commercially reasonable efforts to cooperate with, provide reasonable assistance with respect to, and take customary actions reasonably requested by the Class B Members, including (a) making the Company’s properties, books and records, and other assets reasonably available for inspection by potential acquirers, (b) establishing a physical or electronic data room that includes materials customarily made available to potential acquirers in connection with such processes, (c) upon reasonable notice, making employees of the Managing Member, the Company, and its Affiliates reasonably available for presentations, site visits, interviews, and other diligence activities, and (d) reasonably assisting in the termination of Encumbrances on the Class B Units under any Class B Permitted Loan Financing and in the perfection of any security interest of other Encumbrances on the Class B Units by the lenders of any such potential acquirers, subject, in each case, to customary confidentiality provisions; provided that none of the foregoing actions unreasonably interferes with the operation of any business of the Company or any of its subsidiaries. The Class B Members and their Affiliates shall, promptly upon written request by NEP Member, reimburse NEP Member and its Affiliates for all reasonable and documented out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), to the extent such costs, fees, and expenses are incurred by such Person or any of the directors, officers, managers, members, partners, employees, stockholders, representatives, advisors, or Affiliates of such Person in connection with any such Person’s complying with the obligations under this Section 7.06.

7.07    Governmental Authorizations.

(a)    In furtherance and not in limitation of each Member’s obligations pursuant to Section 7.02, Section 7.03, and Section 7.04, each Member shall cooperate with the Managing Member and each other Member and shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable on its part to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to obtain all Required Governmental Authorizations, including under the HSR Act and as may be required by the FERC. The Company shall pay all filing fees to obtain such Required Governmental Authorizations.

(b)    In furtherance and not in limitation of the foregoing, each of the Members agrees that, to the extent the Managing Member determines that any Required Governmental Authorization is needed in connection with the occurrence of the Flip Date or the consummation of the Call Option, the NEP Change of Control Option, or the Class B COC Option, the applicable Members (and their respective subsidiaries, if applicable) shall file, or cause to be filed, all appropriate notifications, applications, and filings in connection therewith, including pursuant to the HSR Act and as may be required by the FERC, as promptly as practicable and shall promptly supply any additional information and documentary material that may be requested of such Person by the applicable Governmental Authorities in connection with the HSR Act or any other Law. Each of the Members agrees to use its reasonable best efforts to promptly furnish any information required to be submitted to comply with any request for information or equivalent request from the relevant Governmental Authorities. Each of the Members agrees to (A) give the other Members prompt notice of the making or commencement of any request, litigation, hearing, examination, action, or proceeding with respect to any Governmental Authorization sought hereby; (B) keep the Managing Member reasonably informed as to the status of any such request, litigation, hearing, examination, action, or proceeding; and (C) promptly inform the Managing Member of any material or substantive communication to or from any Governmental Authority to the extent regarding any Governmental Authorization sought hereby and provide a copy of all written communications. Each of the Members further agrees, to the extent not prohibited by Law, to consult the Managing Member on all the information relating to such Member that appears in any filing made with, or written materials submitted to, any Governmental Authority. Each party shall cause its respective counsel to furnish each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act or any other

Law. Each party shall cause its counsel to supply to each other party copies of the date-stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other party when it becomes aware that any consent or approval is obtained, taken, made, given, or denied, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Governmental Authorizations and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Governmental Authorizations; provided that no party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquires unless, to the extent not prohibited by Law, it consults with the other parties in advance and, to the extent permitted by the applicable Governmental Authority and Law, gives the other parties the opportunity to attend and participate in such meeting.

(c)    Each of the Members agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Law, and, in furtherance of the foregoing, each Member agrees to use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other Law that may be asserted by any Governmental Authority so as to enable the Members hereto to promptly consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, no Member (and no Parent, subsidiary, or Affiliate of a Member) shall be required to take any of the following actions (or any action that would require a Member (or its Parent, subsidiaries, Affiliates or, in the case of a Class B Member, any direct or indirect portfolio company of investment funds advised or managed by one or more Affiliates of such Class B Member or any investment of such Class B Member or an Affiliate of such Class B Member in connection therewith) to take any of the following actions): (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture, sale, license, transfer, assignment, or other disposition of assets or business of such Persons; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, contractual rights, obligations, or other arrangements of such Persons; (iii) creating or consenting to create any contractual rights, obligations, tolling agreements, or other arrangements of such Persons, or (iv) otherwise limiting the freedom of action with respect to, any assets, rights, products, licenses, business, operations, or interests therein of any such Persons.

ARTICLE 8
TAXES

8.01    Tax Returns. The Managing Member shall prepare and timely file (on behalf of the Company) all federal, state, and local tax returns required to be filed by the Company. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Within seventy-five (75) days after the end of each calendar year, the Company shall provide estimated federal, state and local income tax information and schedules as may be necessary for tax reporting purposes or reasonably, including Internal Revenue Service Schedule

K-1, and shall provide final information on or about July 31 of each calendar year. The Company shall promptly provide any other tax information reasonably requested by each Member with respect to such year.

8.02    Certain Tax Matters.

(a)    The Company shall make the following elections on the appropriate tax returns:

(i)    to adopt as the Company’s fiscal year the calendar year;

(ii)    to adopt the accrual method of accounting;

(iii)    if a distribution of the Company’s property as described in Code Section 734 occurs or upon a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(iv)    to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code and to depreciate property pursuant to the most rapid depreciation or cost recovery method available to the Company;

(v)    subject to Section 8.03(h), any other election the Managing Member may deem appropriate; and

(vi)    to elect out of any “bonus” depreciation under Code Section 168(k) or any corresponding provision of the Code.

(b)    Neither the Company nor any Member shall make an election for the Company or any of its direct or indirect subsidiaries to be (i) subject to tax as an association for U.S. federal income tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

(c)    NEP Member and the Company, as applicable, shall cause each subsidiary of the Company which is a tax equity partnership (each, a “Project Entity”) to make the following elections:

(i)    an election under Section 754 of the Code for the taxable year of such Project Entity that includes the date of this Agreement, to the extent such an election is not already in effect.

(ii)    To elect out of any “bonus” depreciation under Code Section 168(k) or any corresponding provision of the Code with respect to (A) Project Entity assets acquired after the date of this Agreement and (B) any Section 743(b) adjustment of the Company in Project Entity assets.

(d)    If a Project Entity requests consent of the Company to take “bonus” depreciation under Code Section 168(k) or any corresponding provision of the Code, the Company shall not provide such consent except upon the approval of Class B Members in accordance with Section 6.03.

(e)    Each Member represents that its ownership of a Membership Interest will not cause any portion of the Company’s or any Project Entity’s assets to be, and covenants to the Company and each other Member that it will not take any action that would cause any portion of the Company’s or any Project Entity’s assets to become, treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

8.03    Tax Matters Member. (a) The Managing Member shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all significant matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. In the event that the Managing Member ceases to be the Partnership Representative (or any successor Partnership Representative ceases to be a Member), the Members shall, by unanimous approval, appoint a successor Partnership Representative.

(b)    The Partnership Representative shall provide any Member, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements.

(c)    Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(d)    The Partnership Representative may (but shall not be required to) make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).

(e)    If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226 of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) and would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with any state or local income tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.

(f)    Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable under the Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(e) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Managing Member, shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 5.02 (“Option B”). If the Managing Member selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) and the payment by such Member (or former Member) to the Company shall be treated as a capital contribution for U.S. federal income tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Managing Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after the Effective Date) hereby agrees to indemnify and hold harmless the Company and the other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(f) (including with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).

(g)    If any Member intends to file a notice of inconsistent treatment under Code Section 6222(c), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

(h)    Except as may be required by Law, the Managing Member and the Company shall not make any election or take any action, including such elections or actions specifically authorized under this Section 8.03, that reasonably would be expected to have a disproportionate adverse effect on GEPIF or its direct or indirect investors.

ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01    Maintenance of Books.

(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.07, Section 9.02 and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law.

(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year; (ii) maintained on an accrual basis in accordance with GAAP; and (iii) audited by a nationally recognized certified public accounting firm selected by the Managing Member and retained by the Company at the end of each Fiscal Year; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.

9.02    Determination of Internal Rate of Return.

(a)    Quarterly Determinations. For so long as the Class B Units are held by GEPIF or its Affiliates, the Managing Member will (i) calculate at least quarterly the Internal Rate of Return achieved by GEPIF and (ii) send GEPIF, within forty-five (45) days after the end of each Quarter, a report in the form of the IRR Report showing the Internal Rate of Return as of such date. The Managing Member will make its advisors available to answer any questions regarding the calculations contained in any such IRR Report.

(b)    Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining the Internal Rate of Return of GEPIF:

(i)    Continuity of Ownership. The Managing Member will treat ownership of the Class B Units as being continuous from the Effective Date to the date as of which the calculation is being made without regard to any change in ownership of the Class B Units during such period.

(ii)    Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return will consist solely of (A) the aggregate Effective Date Capital Contributions made by the Class B Members in exchange for the Class B Units on the Effective Date and any additional Capital Contributions made by the Class B Member pursuant to Section 4.04 and (B) distributions to the Class B Members. Any amount received by the Class B Members that is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clauses (A) and (B) (which for the avoidance of doubt, will not include any recovery, or replacement of, or indemnity or compensation for, actual out-of-pocket losses, costs or expenses of the Class B Members) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member (or its nominee).

(c)    Any dispute by a Class B Member of any item or procedure or calculation of, or which affects, the achievement of the Internal Rate of Return contained in any notice or report delivered to the Class B Members will be disputed in accordance with the dispute resolution mechanism set forth in Article 11.

9.03    Reports.

(a)    No later than one hundred seventy-five (175) days following the end of each fiscal year of the Company, the Managing Member shall prepare and deliver to each Member annual financial statements audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s equity as of the end of the immediately preceding fiscal year, starting with the year ended December 31, 2018, and any other financial information as is provided by the Company and its subsidiaries pursuant to the Project Financings.

(b)    No later than seventy-five (75) days following the last day of each of the first three Quarters of each fiscal year, the Managing Member shall prepare and deliver to each Member an unaudited consolidated balance sheet, income statement, and a statement of cash flows for such Quarter; provided that the Managing Member shall prepare and deliver to each Member an unaudited consolidated balance sheet for the fourth Quarter of each fiscal year no later than ninety (90) days following the last day of such Quarter. All unaudited financial statements and other information shall be based on the best information available at the time of issuance, be prepared in conformance with GAAP, and be timely updated and provided to Members to the extent audit or other adjustments are made to information previously provided to the Members with the objective of cooperatively providing each Member with information necessary to maintain its own books and records.

(c)    Concurrent with the distribution to the Project Financing Parties, the Managing Member shall provide to each Member any report, financial statements, or other information that is to be distributed to the Project Financing Parties pursuant to the Project Financings.

(d)    In addition to its obligations set forth above, the Managing Member shall timely prepare and deliver to any Member or its Parent, upon request, all of such additional financial statements, notes thereto and additional financial information as may be required in order for each Member, its Parent, or an Affiliate of such Member or its Parent to comply with any reporting requirements under (i) the Securities Act and the rules and regulations promulgated thereunder, (ii) the Exchange Act and the rules and regulations promulgated thereunder, or (iii) any National Securities Exchange or automated quotation system.

(e)    The cost of preparing any financial statements or other information pursuant to this Section 9.03 shall be borne by the Company.

9.04    Information Updates.

(a)    The Managing Member shall notify the Class B Members of the occurrence of any Emergency or material risk of Emergency, material developments or events which would or would reasonably be likely to impact the Company or any of its subsidiaries, and any breaches or threatened breaches of any Affiliate Transactions or other material contracts to which the Company or any of its subsidiaries is a party, including (for the avoidance of doubt) any breach or threatened breach of any representation, warranty, covenant or agreement under the Purchase Agreement. The Managing Member shall provide notice of the foregoing events promptly, but in no event more than two (2) Business Days following the date on which the Managing Member becomes aware of such events.

(b)    After expiration of the Call Option Period (or Call Option Period Extension, if applicable), as requested by the Class B Members upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its subsidiaries, the Managing Member will make employees and representatives of the Company and its subsidiaries available to answer questions regarding the performance of the business of the Company and its subsidiaries.

9.05    Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum, or other written instruction.

ARTICLE 10
WITHDRAWAL

10.01    No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.

10.02    Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member dissolves and commences liquidation or winding-up. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to be a Member.

10.03    Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:

(a)    The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.

(b)    The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), to exercise any voting or consent rights, or to receive any further information (or access to information) from the Company. The Percentage Interest of such Withdrawn Member shall not be taken into account in calculating the Percentage Interests of the remaining Members for any purposes.

(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.

(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.

(e)    The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01 and Section 5.02 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the

Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.

(f)    Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.

(g)    The Percentage Interests of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.

(h)    All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.

ARTICLE 11
DISPUTE RESOLUTION

11.01    Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Managing Member. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.

11.02    Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.

11.03    Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.01. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, to the fullest extent permitted by applicable law, any right it may have to a TRIAL BY JURY IN ANY ACTION, suit, OR PROCEEDING arising out of, relating to or otherwise WITH RESPECT TO THIS AGREEMENT or any transaction contemplated hereby.

11.04    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a)    unanimous consent of all of the Members to dissolve the Company; or

(b)    an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then the Members shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.

Each Member hereby waives its right to make an application for the dissolution of the Company pursuant to Section 18-802 of the Act.
12.02    Winding-Up and Termination. (a) On the occurrence of a Dissolution Event, the Managing Member shall, or shall designate another Person to, serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(i)    as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;

(ii)    the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;

(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution, as determined by the Managing Member in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and

(C)    Company property (including cash) shall be distributed among the Members in accordance with Section 5.02; and those distributions shall be made by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of the liquidation).

(iv)    If, after giving effect to all allocations, distributions and contributions for all periods (other than those required by this Section 12.02(a)(iv)), the NEP Member has a deficit in its Capital Account balance following the “liquidation,” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), of the NEP Member’s Membership Interest, the NEP Member will be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation, except that the restoration obligation of the NEP Member in the aggregate pursuant to this Section 12.02(a)(iv) shall not be more than thirty percent (30%) of the NEP Member’s Effective Date Capital Contribution. Notwithstanding the foregoing, (A) the NEP Member will have the unilateral right by written notice to the Managing Member to (1) increase the amount of its deficit restoration obligation over the amount described in the immediately preceding sentence or (2) decrease the amount of, or eliminate, its deficit restoration obligation at any time in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f); (B) after the Flip Date, at the end of any Fiscal Year in which the NEP Member’s deficit restoration obligation exceeds the absolute value of the NEP Member’s deficit Capital Account balance, such deficit restoration obligation shall be automatically reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value; and (C) the NEP Member’s deficit restoration obligation will be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) on the first date on or after the Flip Date on which the Capital Account balance of the NEP Member is equal to or greater than zero. Notwithstanding anything to the contrary contained herein, no other Member shall have any obligation to restore any deficit in its Capital Account balance unless and until such deficit restoration obligation is consented to in writing by the Managing Member.

(b)    Notwithstanding anything in Section 5.03 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss, and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.02.

(c)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(d)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Managing Member or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Managing Member (or its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody, (i) shall deliver such books and records to such Persons if they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.

12.03    Deficit Capital Accounts. Except as provided in Section 12.02(a)(iv), no Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account.

12.04    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13
GENERAL PROVISIONS

13.01    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail, or by facsimile or other electronic transmission, including electronic mail. A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Managing Member and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.02    Entire Agreement; Superseding Effect. This Agreement and the other Transaction Documents (as that term is defined in the Purchase Agreement) constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.

13.03    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.

13.04    Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03(a)(i), be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, (a) the Managing Member may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, and the Disposition of Membership Interests, so long as such transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Managing Member determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.

13.05    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

13.06    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.

13.07    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.

13.08    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

13.09    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

13.10    Expenses. Except as otherwise provided in Section 7.06, each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date first set forth above.

MEMBERS:

WESTERN RENEWABLES PARTNERS LLC

By: RYAN SHOCKLEY
Name: Ryan Shockley
Title: Authorized Signatory

NEP RENEWABLES HOLDINGS, LLC

By: ARMANDO PIMENTEL, JR.
Name: Armando Pimentel, Jr.
Title: President

Solely with respect to its obligations pursuant to
Section 7.02, Section 7.03, Section 7.04, and
Section 7.05:

NEXTERA ENERGY PARTNERS, LP

By: ARMANDO PIMENTEL, JR.
Name: Armando Pimentel, Jr.
Title: President

[Signature page to Amended and Restated Limited Liability Company Agreement of NEP Renewables, LLC]

EXHIBIT A
MEMBERS

Name, Address, Fax and E-mail	Capital Contributions	Number and Class of Membership Interest	Percentage Interest
NEP Renewables Holdings, LLC c/o NextEra Energy Partners, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Daniel Lotano	$552,687,716.00	552,687,716 Class A Units	42.43%
Western Renewables Partners LLC c/o Global Energy & Power Infrastructure Funds One Lafayette Place, 3rd Floor Greenwich, CT 06830 Attention: Matt Raben Email: matthew.raben@blackrock.com with a copy to (which alone shall not constitute notice): BlackRock, Inc. Office of the General Counsel 40 East 52nd Street, 19th floor New York, NY 10022 Attention: Jelena Napolitano and David Maryles Email: legaltransactions@blackrock.com	$750,000,000.00	750,000,000 Class B Units	57.57%

Exhibit A - Page 1

EXHIBIT B
Financial Model for Internal Rate of Return

[Excel File]

Exhibit B - Page 1

SCHEDULE 1
Excluded Parties

Each Excluded Party listed below includes, and shall be understood to include, each of such Excluded Party’s Affiliates and subsidiaries.
LS Power
LS Power Equity Advisors
Electricite de France (EDF)
The Enel Group
GE Financial Services
Utility Energias de Portugal (EDP)/China Three Gorges
Berkshire Hathaway Energy Company
The Carlyle Group L.P.
China Investment Corporation
Canada Pension Plan Investment Board
D.E. Shaw & Co., L.L.C.
Iberdrola
Ørsted
Starwood Energy Group
Engie Group
Riverstone Energy Limited
Dominion Energy
Global Infrastructure Partners

Schedule 1 - Page 1

SCHEDULE 2
Project Financings
Fifth Amended and Restated Limited Liability Company Agreement of Breckinridge Wind Project, LLC, dated as of February 14, 2017, by and between JPM Capital Corporation and Wells Fargo Wind Holdings LLC, as the initial class B members, and Breckinridge Wind Class A Holdings, LLC, as the initial Class A member and Managing Member
Second Amended and Restated Limited Liability Company Agreement of Carousel Wind Farm, LLC, dated as of December 24, 2015, by and between JPM Capital Corporation and Wells Fargo Wind Holdings LLC, as the initial class B members, and Carousel Wind Holdings, LLC, as the initial Class A member and Managing Member
Amended and Restated Limited Liability Company Agreement of Monarch Wind, LLC, dated as of December 14, 2016, among JPM Capital Corporation and EFS Renewables Holdings, LLC, as initial Class B Members, and Monarch Wind Holdings, LLC, as the initial Class A Member and Managing Member
Credit Agreement, dated as of July 16, 2014, by and between various lenders and Mountain View Solar, LLC
Second Amended and Restated Limited Liability Company Agreement, dated as of December 22, 2017, among JPM Capital Corporation and Wells Fargo Central Pacific Holdings, Inc. as the initial Class B Members, and Pacific Plains Wind Class A Holdings, LLC, as the initial Class A Member and Managing Member
First Amended and Restated Limited Liability Company Agreement, dated as of December 21, 2016, among BAL Investment & Advisory, BNY Partnership Funding LLC, as the initial Class B Members, and Palomino Wind Holdings, LLC, as the initial Managing Member and as the initial Class A Member

Schedule 1 - Page 1